UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a -12
CELEBRATE EXPRESS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock of Celebrate Express, Inc.

(2)	Aggregate number of securities to which transaction applies: 8,015,082

(3)	Per unit price or other underlying value of transaction computed pursuant to exchange act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): 7,987,450 outstanding shares of Celebrate Express common stock multiplied by $3.90 plus 27,632 shares of Celebrate Express common stock issuable pursuant to the terms of outstanding options or rights to purchase shares of Celebrate Express common stock having an exercise price of less than $3.90 multiplied by $1.70 per share (which is the difference between $3.90 and the weighted average exercise price of $2.20 per share).

(4)	Proposed maximum aggregate value of transaction: $31,198,029

(5)	Total fee paid: $1,226.08

☑ Fee paid previously with preliminary materials:

☐ check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The information in this document is not complete and can be changed.

August 7, 2008

Dear Celebrate Express, Inc. Shareholders:

You are cordially invited to attend a special meeting of shareholders of Celebrate Express, Inc. to be held at 11:00 a.m., Pacific time, on August 28, 2008, at the offices of Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to approve a merger and the merger agreement, dated as of June 26, 2008, under which Celebrate Express would be acquired by Liberty Media Corporation and would cease to exist as a public company. If the merger is completed, you, as a holder of Celebrate Express common stock, will be entitled to receive $3.90 in cash, without interest and less any applicable withholding taxes, for each share of Celebrate Express common stock you own at the effective time of the merger. This merger consideration represents a premium of 70% over the closing price of Celebrate Express common stock on June 26, 2008, the last full trading day before the merger was announced, and a premium of 48% over the closing price one week prior to June 26, 2008.

The Celebrate Express board of directors has unanimously determined that it is advisable and in the best interests of Celebrate Express and its shareholders for Celebrate Express to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Celebrate Express and its shareholders. Additionally, entities that are affiliated with Keith Crandell, Dr. Kenneth Shubin Stein, and Stephen Roseman, each of whom is a director, collectively hold or have voting power with respect to approximately 40% of the outstanding shares of Celebrate Express common stock, and each of these entities have executed a voting agreement with Liberty Media Corporation pursuant to which these shareholders have agreed to vote FOR the merger.

Accordingly, the Celebrate Express board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

YOUR VOTE IS VERY IMPORTANT.  To approve the merger and adopt the merger agreement, you MUST VOTE FOR the proposal by following the instructions stated on the enclosed proxy card. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you do not vote at all, it will, in effect, count as a vote against the merger and the merger agreement.

If you have any questions or need assistance voting your shares, please call our Investor Relations department at (425) 636-1960.

On behalf of the Celebrate Express board of directors, I thank you for your support and urge you to vote FOR the approval of the merger and the merger agreement between Celebrate Express and Liberty Media Corporation.

By Order of the Board of Directors

Kevin A. Green
President and Chief Executive Officer

This proxy statement is dated August 7, 2008 and is first being mailed to shareholders on or about August 8, 2008.

CELEBRATE EXPRESS, INC.
11232 — 120th Avenue NE
Kirkland, Washington 98033

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held August 28, 2008

Dear Celebrate Express Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Celebrate Express, Inc., a Washington corporation, to be held at 11:00 a.m., Pacific time, on August 28, 2008, at the offices of Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington, to consider and vote upon the following matters:

•	a proposal to approve the merger and the Agreement and Plan of Merger, dated as of June 26, 2008, by and among Celebrate Express, Inc., a Washington corporation, Liberty Media Corporation, a Delaware corporation (“Liberty”), and Washington Merger Sub, Inc., a Washington corporation and an indirect wholly owned subsidiary of Liberty; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Only shareholders who owned Celebrate Express common stock of record at the close of business on July 9, 2008 are entitled to notice of, to vote at, and to attend the special meeting and any adjournment or postponement of the special meeting. A list of Celebrate Express shareholders eligible to vote at the special meeting will be available at our principal offices at 11232 — 120th Avenue NE, Kirkland, Washington 98033 during normal business hours for ten days prior to the special meeting, and will also be available at the special meeting and at any adjournment or postponement thereof.

The Celebrate Express board of directors has (1) determined that it is advisable and in the best interests of Celebrate Express and its shareholders for Celebrate Express to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Celebrate Express and its shareholders, and (2) approved the merger agreement, the merger and the transactions contemplated by the merger agreement. The Celebrate Express board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the proposal to approve the merger and the merger agreement if there are insufficient votes represented at the special meeting to approve the merger and the merger agreement.

Your vote is very important regardless of the number of shares that you own.  The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Celebrate Express common stock entitled to vote on the proposal. The adjournment proposal requires the affirmative vote of a majority of the shares of Celebrate Express common stock voted for or against the proposal. Your shares can be voted at the special meeting only if you are present or represented by a valid proxy. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you fail to return your proxy card, it will have the same effect as a vote against the proposal to approve the merger and the merger agreement.

Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present evidence of your ownership of the shares as of the record date, such as a copy of your most recent statement.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve the merger and the merger agreement and approval of the proposal to adjourn the special meeting referred to above.

Celebrate Express shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares under applicable provisions of Washington law. In order to perfect and exercise dissenters’ rights, shareholders must give written notice of intent to demand payment for their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Washington statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

By order of the board of directors,

Kristopher S. Galvin
Corporate Secretary

August 7, 2008

i

ii

SUMMARY TERM SHEET

This Summary Term Sheet summarizes selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting.

•	The Parties to the Merger. See “The Parties to the Merger” beginning on page 30.

•	Celebrate Express, Inc. is a provider of celebration products serving families with young children, via the Internet and catalogs. We currently operate two brands, Birthday Express and Costume Express, which respectively offer high-quality children’s party products and children’s costumes and accessories. Celebrate Express is a Washington corporation, its principal executive offices are located at 11232 — 120th Avenue NE, Kirkland, Washington 98033 and its telephone number is (425) 250-1064. References to “Celebrate Express,” the “company,” “we,” “our,” or “us” in this proxy statement refer to Celebrate Express, Inc., and its subsidiary, unless otherwise indicated by context.

•	Liberty Media Corporation, a Delaware corporation, which we refer to in this proxy statement as Liberty, holds interests in a broad range of electronic retailing, media, communications and entertainment businesses, attributed to three tracking stock groups: (1) the Liberty Interactive Group, (2) the Liberty Entertainment Group, and (3) the Liberty Capital Group. Shares of the tracking stock groups trade on Nasdaq under the symbols LINTA, LINTB, LCAPA, LCAPB, LMDIA and LMDIB. Liberty’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado and its telephone number is (720) 875-5400. Liberty’s wholly owned subsidiary, BuySeasons, Inc., has entered into a distribution agreement with Celebrate Express in connection with the merger agreement.

•	Washington Merger Sub, Inc., a Washington corporation, which we refer to in this proxy statement as Merger Sub, is an indirect wholly owned subsidiary of Liberty. Merger Sub was formed solely for the purpose of effecting the merger, and will cease to exist upon consummation of the merger. Merger Sub has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

•	The Merger. You are being asked to vote to approve the merger and the Agreement and Plan of Merger, dated as of June 26, 2008, among Celebrate Express, Liberty and Merger Sub, which we refer to in this proxy statement as the merger agreement, pursuant to which Merger Sub will merge with and into Celebrate Express, with Celebrate Express continuing as the surviving corporation in the merger and as an indirect wholly owned subsidiary of Liberty. As a result of the merger, Celebrate Express will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 33. A copy of the merger agreement is attached as Appendix A to this proxy statement.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $3.90 in cash, without interest and less any applicable withholding taxes, for each share of Celebrate Express common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenters’ rights under Washington law with respect to the merger). See “The Merger Agreement — Merger Consideration” and “Dissenters’ Rights” beginning on pages 33 and 47, respectively.

•	Treatment of Outstanding Options. At the effective time of the merger, the vesting of each outstanding option to acquire Celebrate Express common stock granted under Celebrate Express’ 2004 Amended and Restated Equity Incentive Plan or a predecessor plan will accelerate as to 50% of the number of unvested options in accordance with Celebrate Express’ equity compensation plans and, to the extent not exercised prior to consummation of the merger, will expire, be cancelled and terminate without payment or consideration. However, Liberty shall, after the effective time of the merger, pay to each holder of vested options with exercise prices that are less than $3.90 per share (i) the difference between $3.90 and the applicable exercise price for the options, multiplied by (ii) the number of shares issuable to the holder, had the vested options been exercised immediately prior to the effective time of the merger, less (iii) any required tax withholdings.

•	Treatment of Restricted Stock Units. At or immediately prior to the effective time of the merger, the vesting of any restricted stock units shall accelerate as to 50% of the number of unvested units immediately prior to the closing of the merger in accordance with the 2004 Equity Incentive Plan, and the common stock underlying the restricted stock units shall be deemed issued and entitled to receive $3.90 per share. Following such payment, the restricted stock units shall be cancelled.

•	Employee Stock Purchase Plan. Any outstanding purchase right under Celebrate Express’s 2004 Employee Stock Purchase Plan shall be cancelled and Liberty shall, as soon as is reasonably practicable after the effective time of the merger, pay to each holder of such a right (i) the difference between $3.90 and the purchase price under such purchase right multiplied by (ii) the number of shares issuable to the holder, had the purchase right been exercised immediately prior to the effective time of the merger, less (iii) any required tax withholdings. Following such payment, the purchase right shall be cancelled.

•	Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Celebrate Express common stock at the close of business on July 9, 2008, the record date for the special meeting. Each outstanding share of Celebrate Express common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting and any adjournment or postponement thereof. As of the record date, there were 7,987,450 shares of Celebrate Express common stock entitled to be voted at the special meeting. See “The Special Meeting of Shareholders — Record Date” on page 30.

•	Shareholder Vote Required to Adopt the Merger Agreement and Adjourn the Special Meeting. You are being asked to consider and vote upon a proposal to approve the merger and the merger agreement. In order to complete the merger, shareholders holding a majority of the shares of Celebrate Express common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the proposal to approve the merger and the merger agreement. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the merger and the merger agreement. You are also being asked to consider and vote upon the proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement. Approval of the adjournment proposal will require that the votes cast in favor of the proposal exceed the votes cast against the proposal. See “The Special Meeting of Shareholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 31.

•	Voting Information. Before voting your shares of Celebrate Express common stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States) as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Shareholders — Voting and Revocation of Proxies” on page 31.

•	Determination of the Board of Directors. After careful consideration, the Celebrate Express board of directors determined that it is advisable and in the best interests of Celebrate Express and its shareholders for Celebrate Express to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Celebrate Express and its shareholders, and has therefore approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger — Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations” beginning on page 17.

•	Recommendation of the Board of Directors. The Celebrate Express board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the proposal to approve the merger and the merger agreement in the event that there are not sufficient votes represented at the special meeting to approve the merger and the merger agreement.

•	Share Ownership of Celebrate Express Directors and Officers; Voting Agreement. As of July 9, 2008, the record date for the special meeting, ARCH Venture Fund IV, LP, Spencer Capital Management, LLC, and Thesis Capital Management, LLC, and their respective affiliated funds (which entities are affiliated with Keith Crandell, Dr. Kenneth Shubin Stein and Stephen Roseman, respectively, each of whom is a director) collectively hold or have voting power with respect to approximately 40% of the outstanding shares of Celebrate Express common stock, and have executed a voting agreement pursuant to which these shares are required to be voted FOR the proposals at the special meeting. A copy of the voting agreement is attached as Appendix D to this proxy statement. Additionally, the directors and executive officers of Celebrate Express otherwise beneficially own and are entitled to vote at the special meeting, in the aggregate, 21,242 shares of Celebrate Express common stock representing less than 1% of the outstanding shares of Celebrate Express common stock. Each of these directors and executive officers has informed Celebrate Express that he or she currently intends to vote all of his or her shares of Celebrate Express common stock FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal, if necessary. See “The Special Meeting of Shareholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 31.

•	Opinion of the Financial Advisor to the Board of Directors of Celebrate Express. Cowen and Company, LLC, which we refer to as Cowen, is acting as exclusive financial advisor to the board of directors of Celebrate Express in connection with the merger. On June 26, 2008, Cowen delivered its oral opinion to the board, subsequently confirmed by its written opinion dated the same date, that, as of that date and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration of $3.90 per share in cash was fair, from a financial point of view, to the shareholders of Celebrate Express. Cowen’s opinion was reviewed and approved by its fairness opinion review committee. The full text of the written opinion of Cowen, dated June 26, 2008, is attached to this proxy statement as Appendix B and is incorporated by reference. Shareholders of Celebrate Express are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. Cowen’s analyses and opinion were prepared for and addressed to the board of directors of Celebrate Express and were directed only to the fairness to the Celebrate Express shareholders, from a financial point of view, of the merger consideration, and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder of Celebrate Express as to how to vote on the merger or to take any other action in connection with the merger or otherwise. The merger consideration was determined through negotiations between Celebrate Express and Liberty, and not pursuant to recommendations of Cowen. See “The Merger — Opinion of the Financial Advisor to the Board of Directors of Celebrate Express” beginning on page 20, as well as Appendix B.

•	Material United States Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences”). For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Celebrate Express common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Celebrate Express common stock. If your shares are held by you as capital assets, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual shareholder are eligible for preferential rates of U.S. federal income taxation if the shares have been held for more than one year as of the effective date of the merger. If the shares have been held for one year or less, such capital gains recognized by an individual shareholder will be subject to taxation at ordinary income tax rates. The payment of cash to you pursuant to the merger will be subject to information reporting and may be subject to backup withholding tax, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 28.

•	Procedures for Receiving the Merger Consideration. If the merger is completed, each Celebrate Express shareholder will receive materials from the exchange agent, American Stock Transfer & Trust Company. As soon as possible after the completion of the merger, the exchange agent will provide instructions to each holder of record of shares of Celebrate Express common stock that will explain how to surrender stock certificates. Each Celebrate Express shareholder will receive cash for his, her or its shares from the exchange agent after complying with these instructions. If the shareholder’s shares of common stock are held in “street name” by his, her or its broker, the shareholder will receive instructions from his, her or its broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 25. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO CELEBRATE EXPRESS OR LIBERTY, NOR THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

•	Dissenters’ Rights. Under the Washington Business Corporation Act, holders of Celebrate Express common stock who do not vote in favor of the proposal to approve the merger and the merger agreement will have the right to seek payment of the “fair value” of their shares as determined in accordance with the statute if the merger is completed, but only if they comply with all applicable requirements of Washington law. A summary of the relevant provisions of Washington law is attached to this proxy statement as Appendix C. The fair value as determined in accordance with the statute could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. Holders of Celebrate Express common stock intending to exercise their dissenters’ rights must, among other things, submit a written notice of intent to demand payment to Celebrate Express prior to the vote on the proposal to approve the merger and the merger agreement and must not vote (in person or by proxy) in favor of the proposal to approve the merger and the merger agreement. Your failure to follow exactly the procedures specified under Washington law will result in the loss of your dissenters’ rights, and your shares of Celebrate Express common stock will instead entitle you to receive merger consideration with respect to such shares. See “Dissenters’ Rights” beginning on page 47 and Appendix C.

•	Termination of the Merger Agreement. Under certain circumstances, the merger agreement may be terminated and the merger abandoned prior to the effective time of the merger, whether before or after obtaining the required shareholder approval. See “The Merger Agreement — Termination” beginning on page 39. The merger agreement may be terminated as follows:

•	by mutual written consent of Celebrate Express and Liberty;

•	by either Liberty or Celebrate Express if:

•	the merger is not consummated on or before 11:59 p.m. (Pacific Time) on September 30, 2008, except that the date of termination will be automatically extended until October 31, 2008, if the Securities and Exchange Commission reviews the preliminary proxy statement; or

•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger or any other material transaction shall have become final and nonappealable.

•	by Liberty if:

•	Celebrate Express failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by the Celebrate Express at or prior to such date, which failure is likely to cause any closing condition not to be satisfied, and which failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice of such failure;

•	the merger or the merger agreement are not approved by the requisite vote of the shareholders of Celebrate Express;

•	holders of more than 5% of Celebrate Express’ common stock have validly notified Celebrate Express of intent to demand payment under Washington’s dissenters’ rights law, and have not withdrawn such notice on or prior to the closing date;

•	the board of directors of Celebrate Express has withdrawn, modified or amended its recommendation to approve the merger and the merger agreement to the shareholders in a manner adverse to Liberty or Merger Sub or failed to publicly reconfirm its recommendations upon a written request by Liberty to provide reaffirmation following an alternative acquisition proposal; or

•	the board of directors of Celebrate Express has resolved or announced its intention to recommend to the shareholders of Celebrate Express that they approve an alternative acquisition proposal other than the merger.

•	by Celebrate Express if:

•	Liberty or Merger Sub has failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Liberty or Merger Sub at or prior to the date of such notice, which failure is likely to cause any closing condition not to be satisfied, and such failure has not been cured or the condition has not been satisfied within ten (10) days after the receipt of notice of the failure (or within one (1) business day of the receipt of notice of a failure of Liberty to deposit the merger consideration with the exchange agent),

•	the merger and the merger agreement are not approved by the requisite vote of the shareholders of Celebrate Express at the shareholders’ meeting, or

•	Celebrate Express receives an unsolicited bona fide written alternative acquisition proposal (in accordance with the terms and conditions of the merger agreement) and prior to or concurrently with such termination, Celebrate Express pays a termination fee to Liberty.

•	Effect of Termination; Termination Fee. If Celebrate Express or Liberty terminates the merger agreement under certain circumstances specified in the merger agreement, Celebrate Express will be required to pay to Liberty (i) either $750,000 or $900,000 as a termination fee, or (ii) up to $300,000 for out-of-pocket costs and expenses. If Celebrate Express terminates the merger agreement under certain circumstances specified in the merger agreement, Liberty will be required to pay a termination fee of $750,000. See “The Merger Agreement — Fees and Expenses; Termination Fee” on page 40.

•	Regulatory Approvals. We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Washington corporate law.

•	Conditions to the Merger. The obligation to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement — Regulatory Approvals; Conditions to Completing the Merger” beginning on page 42. Those conditions include the following:

•	the total number of dissenting shares shall not be more than five percent (5%) of the total number of outstanding shares of Celebrate Express common stock;

•	Celebrate Express shall not have taken any action (including the delivery of notice) to terminate or cancel the Distribution Agreement with BuySeasons, Inc., a wholly owned subsidiary of Liberty, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective;

•	the merger agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Celebrate Express common stock entitled to vote on the proposal;

•	no statute, rule, order, decree or regulation shall have been enacted or promulgated by any governmental authority of competent jurisdiction that prohibits the consummation of the merger;

•	there shall be no order or injunction of any governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the merger;

•	the representations and warranties of each of Celebrate Express, Liberty and Merger Sub shall be true and correct in all material respects as of the closing date;

•	Celebrate Express shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the consummation of the merger;

•	there shall not have occurred since June 26, 2008, any event that has had a material adverse effect with respect to Celebrate Express and its subsidiaries, taken as a whole; and

•	Celebrate Express shall have received or obtained third-party consents from certain of the company’s licensors and lessors.

•	Alternative Acquisition Proposals. From and after June 26, 2008, Celebrate Express has agreed that neither it nor any of its subsidiaries shall, directly or indirectly:

•	take any action to initiate, solicit or knowingly encourage any alternative acquisition proposal;

•	participate or engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries regarding or the making of any alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal with respect to it; or

•	enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any alternative acquisition proposal or a transaction contemplated thereby.

See “The Merger — Background of the Merger” beginning on page 12 and “The Merger Agreement — Alternative Acquisition Proposals” beginning on page 38.

Notwithstanding these restrictions, under certain circumstances, the Celebrate Express board of directors may respond to a bona fide unsolicited written alternative acquisition proposal so long as Celebrate Express complies with certain terms of the merger agreement described under “The Merger Agreement — Alternative Acquisition Proposals” beginning on page 38. These terms include Celebrate Express’s board determining in good faith, after obtaining advice from Celebrate Express’s financial advisor and legal counsel, that such alternative acquisition proposal is, or is likely to result in, a proposal that is more favorable from a financial point of view to the Celebrate Express shareholders than the merger consideration and that it is necessary for the Celebrate Express board of directors to comply with its fiduciary obligations to the Celebrate Express shareholders under applicable law.

•	Financing of the Merger. There is no financing condition to the merger. Celebrate Express estimates that the total amount of funds necessary to consummate the merger is approximately $31.2 million. Liberty is expected to provide that amount through Liberty’s working capital, credit facilities and cash on hand.

•	Interests of Celebrate Express Directors and Executive Officers. In considering the recommendations of the board of directors, shareholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Celebrate Express shareholders generally. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. See “The Merger — Interests of Celebrate Express Directors and Executive Officers in the Merger” beginning on page 26.

•	At the effective time of the merger, shares of Celebrate Express common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of Celebrate Express common stock are converted.

•	Although certain members of our management may remain with the company after the merger, none of our executive officers have any understanding or arrangement with Liberty regarding continuing employment after the merger. In the event that the company should terminate or constructively terminate any of our executive officers after the effective time of the merger, the company will be obligated to pay certain severance compensation to the terminated officer under certain circumstances. See “The Merger — Interests of Celebrate Express Directors and Executive Officers in the Merger” beginning on page 26.

•	Our executive officers and directors will also benefit from the indemnification provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. See “The Merger — Interests of Celebrate Express Directors and Executive Officers in the Merger” beginning on page 26.

•	Market Price of Celebrate Express Common Stock. The closing price of Celebrate Express common stock on the Nasdaq Global Market on June 26, 2008, the last trading date prior to announcement of the proposed merger, was $2.30 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Celebrate Express. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Celebrate Express and Liberty have agreed that Liberty will acquire Celebrate Express through the merger of Merger Sub with and into Celebrate Express, subject to certain conditions. Celebrate Express is holding a special meeting of shareholders in order to obtain shareholder approval of the merger and the merger agreement. The merger cannot be completed unless our shareholders approve this proposal. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to vote your shares of Celebrate Express common stock without attending the special meeting. Your vote is very important and we encourage you to vote your proxy as soon as possible.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 11:00 a.m., Pacific time, on August 28, 2008, at the offices of Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington.

Q:	Who can vote on whether or not to adopt the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of Celebrate Express common stock at the close of business on July 9, 2008, the record date for the special meeting. Each outstanding share of Celebrate Express common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to approve the merger and the merger agreement; and

• to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we also refer to as the adjournment proposal.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub will be merged with and into Celebrate Express, with Celebrate Express being the surviving corporation and an indirect wholly owned subsidiary of Liberty. Accordingly, after the merger, you will no longer have an equity interest in Celebrate Express and will not participate in any potential future earnings or growth of Celebrate Express.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $3.90 in cash, without interest and less any applicable withholding taxes, for each share of Celebrate Express common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenters’ rights under Washington law with respect to the merger).

Q:	How does the Celebrate Express board of directors recommend that I vote?

A:	The Celebrate Express board of directors unanimously recommends that you vote:

• FOR the proposal to approve the merger and the merger agreement; and

• FOR the adjournment proposal.

Q:	How do Celebrate Express’s directors and executive officers intend to vote?

A:	Each of our directors and executive officers has informed us that he or she currently intends to vote all of his shares of Celebrate Express common stock in favor of the proposal to approve the merger and the merger agreement and in favor of the adjournment proposal. ARCH Venture Fund IV, LP, Spencer Capital Management, LLC, and Thesis Capital Management, LLC, and their respective affiliated funds (which entities are affiliated with Keith Crandell, Dr. Kenneth Shubin Stein, and Stephen Roseman, each of whom is a director), collectively hold or have voting power with respect to approximately 40% of the outstanding shares of Celebrate Express common stock, and have executed a voting agreement pursuant to which these shares are required to be voted FOR the proposals at the special meeting. A copy of the voting agreement is attached as Appendix D to this proxy statement.

Q:	What vote of our shareholders is required to approve the merger and the merger agreement and to approve the adjournment proposal?

A:	In order to complete the merger, shareholders holding a majority of the shares of Celebrate Express common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote in favor of the proposal to approve the merger and the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the proposal to approve the merger and the merger agreement. Shareholders holding approximately 40% of the outstanding shares of common stock of Celebrate Express as of the record date have executed a voting agreement pursuant to which their shares will be voted in favor of the merger and the merger agreement. A copy of the voting agreement is attached as Appendix D to this proxy statement. Approval of the adjournment proposal will require that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Celebrate Express common stock must be present for the special meeting to be held. A quorum will be present if the holders of a majority of the outstanding shares of Celebrate Express common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the Celebrate Express board of directors and is being paid for by Celebrate Express. In addition to soliciting shareholders by mail, we may request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Celebrate Express common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please submit your proxy by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the shareholder of record, please vote your shares using the enclosed proxy card. Do NOT enclose or return your stock certificate(s) with your proxy.

If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the merger and the merger agreement.

Q:	How are votes counted?

A.	You may vote FOR, AGAINST or ABSTAIN as to the proposal to approve the merger and the merger agreement. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Celebrate Express common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to approve the merger and the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to approve the merger and the merger agreement.

For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the adjournment proposal but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the proposal to approve the merger and the merger agreement, and FOR the adjournment proposal. If any other matters are properly brought before the special meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to approve the merger and the merger agreement but will have no effect on the adjournment proposal.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a shareholder of record by notifying the Corporate Secretary of Celebrate Express in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed in the third calendar quarter of 2008, subject to receipt of shareholder approval at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	Neither we nor Liberty are required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of approval from Celebrate Express’s shareholders. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Regulatory Approvals; Conditions to Completing the Merger” beginning on page 42.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange stock certificates for that merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What if my stock is uncertificated?

A:	If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 25. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting the ownership of such street name stock in order to receive the appropriate merger consideration. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 25.

Q:	What if I own options?

A:	All outstanding options will expire, be cancelled and terminate at the effective time of the merger without payment of additional consideration. However, if you are the beneficial owner of vested options having an exercise price less than $3.90, the paying agent will pay the merger consideration to which you are entitled by delivering the payment to you, without interest and less any applicable withholding taxes, shortly after the merger is completed at the address reflected in our records. The number of vested options held by you will be calculated after taking into account the vesting acceleration terms of the 2004 Amended and Restated Equity Incentive Plan. See “The Merger — Procedures for Receiving the Merger Consideration” and “The Merger Agreement — Treatment of Options and Restricted Stock” beginning on pages 25 and 34, respectively.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 28.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. If you are a shareholder who objects to the merger, and if you comply with the required procedures under Washington law, you will be entitled to dissenters’ rights under Washington law. See “Dissenters’ Rights” beginning on page 47 and Appendix C.

Q:	How can I obtain additional information about Celebrate Express?

A:	We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended May 31, 2007, excluding certain of its exhibits, and other subsequent filings with the SEC without charge to any shareholder who delivers a written request to 11232 — 120th Avenue NE, Kirkland, Washington 98033, Attention: Corporate Secretary. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of our website at www.celebrateexpress.com/investors. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” on page 50.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our Investor Relations department at (425) 636-1960.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding our expectations and beliefs about the market and industry; our goals, plans, and expectations regarding our business strategy, attributes for successful merchandising and distribution; our beliefs regarding the future success of our brands and our merchandising strategy; our expectations and beliefs regarding competition, competitors, the basis of competition and our ability to compete; our beliefs regarding our ability to hire and retain personnel and the labor costs associated with wages; our beliefs regarding period to period results of operations; our expectations regarding future growth and financial performance; our expectations regarding sales and our revenues; our expectations and beliefs regarding revenue and revenue growth; our expectations regarding our strategies; our expectations regarding fluctuations in revenues, operating results and comparable sales; our beliefs and expectations regarding our existing facilities and the availability of additional space and infrastructure in the future; our intent to use all available funds for the expansion and the operation of our business and not to declare or pay any cash dividends; our beliefs and expectations regarding our results of operation and financial position; our intentions and expectations regarding utilization of tax benefits and credits; our beliefs and expectations regarding liquidity and whether our capital resources and amounts available under our credit facilities, existing cash available for working capital purposes and cash flow from operations will be sufficient to meet our cash requirements; and our expectations regarding the impact of recent accounting pronouncements and revenue recognition matters. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. These risks and uncertainties include those described in this proxy statement. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement.

THE MERGER

Background of the Merger

During the fiscal year ending May 31, 2007 (“Fiscal 2007”), Celebrate Express conducted a review of strategic alternatives to maximize shareholder value, focusing primarily on a potential sale of the company for cash or a stock-for-stock transaction with a strategic partner. Cowen was retained to assist the board of directors and management in this review. During the strategic review process, the company had conversations with a number of potentially interested parties (both strategic and financial), none of which ultimately made a definitive proposal for an acquisition of, or other strategic transaction with, the company. Following this review, in March 2007 the board of directors concluded that it was in the best interests of the company and its shareholders at that time to continue operating as a stand-alone entity, and the Cowen engagement was terminated as of May 31, 2007. Following this review, the board of directors declared a special one-time $10 million ($1.25 per share) cash dividend that was paid to shareholders on April 26, 2007.

On January 3, 2008, we publicly announced our financial results for the second fiscal quarter (which ended November 30, 2007), and on January 4, 2008 we had a conference call and web cast to discuss those results. We reported that our quarterly sales had increased by approximately 10% and our quarterly operating profits had increased by approximately 22% as compared to the same period in the prior fiscal year. We also discussed our efforts to implement new systems and to recruit new management talent.

In the first quarter of calendar 2008, there was considerable negative macroeconomic news regarding U.S. consumer confidence and retail sales performance in general. During the quarter, there was also a general decline in stock market prices of publicly traded online retailers. Additionally, there were a number of prominent business failures and restructurings involving online and catalog retailers. Our stock price generally declined in the first part of 2008 from a high of $7.90 on January 2 to a low of $4.02 on March 6, in part reflecting these overall market issues and also the limited float and small trading volumes of our stock.

These trends and our recent disclosures appeared to increase the interest level of some parties toward a possible strategic transaction involving the company. In late January 2008 and early February, we received unsolicited inquiries from four parties, three of which (including Liberty) were involved in the Fiscal 2007 process, regarding the possibility of introductory or exploratory discussions about new business relationships or possible strategic discussions. Mr. Roseman and Mr. Green had informal initial discussions with these parties. Two of them, Party A and Liberty, indicated interest in further preliminary discussions.

The company met with Party A in late January and early February. Party A was proposing a combination of the companies on a stock-for-stock basis. Discussions with Party A terminated in early February as financial difficulties of Party A made a combination of the companies unattractive.

Liberty advised the company that it would not proceed with discussions unless the company agreed to negotiate exclusively with Liberty. At that time, the company executed a mutual non-disclosure agreement with Liberty, dated as of February 27, 2008, that provided for an exclusivity period through March 24, 2008 unless the discussions were terminated earlier. Liberty was one of the potential bidders during the company’s review of strategic alternatives during the 2007 fiscal year. Prior to execution of the merger agreement, with the exception of the confidentiality agreement in effect between the parties, Celebrate Express and Liberty Media (or its subsidiary BuySeasons) were not parties to any agreement with one another and the companies were unaffiliated.

It became evident to Mr. Roseman and Mr. Green that the continuation or expansion of these strategic discussions could be a distraction for the other management of the company. Accordingly, on March 13, 2008, the company entered into severance agreements with several members of management, providing for severance payments in the event of a termination of employment after a change in control of the company.

The discussions with Liberty continued into March 2008. On March 5, we established an electronic data room to provide preliminary due diligence information to Liberty, and on March 7, 2008, Mr. Roseman, Mr. Green, Mr. Galvin (our CFO), Ms. Lisa Tuttle (our chief technology officer), Ms. Shan Koenig (our VP-Human Resources) and our legal counsel from Heller Ehrman LLP met with Mr. Michael Zeisser, Mr. Jalem Getz, Mr. Jeff Kirwood, Mr. Daniel Haight, Mr. Chad Hollingsworth of Liberty Media and its legal counsel from Sherman & Howard in Seattle, Washington to present our business status and plans and respond to questions from Liberty. During the next 10 days, Liberty performed additional due diligence and Mr. Roseman and Mr. Zeisser had initial discussions concerning price. On March 17, 2008, Liberty advised us that it was terminating the discussions, citing concerns about price and integration risks. This ended the exclusivity period under the nondisclosure agreement with Liberty.

At a telephonic meeting of the board of directors on March 20, 2008, Messrs. Roseman, Green and Galvin reported to the board of directors on the concluded discussions with Liberty and Party A, and the potential for further discussions with other parties. The board of directors discussed the relative potential risks and opportunities from a resumption of the strategic discussion process versus the continuation of the current business strategies. At the meeting, Cowen, in view of its prior role as our financial advisor during the Fiscal 2007 process, was invited to discuss the investment markets. The board of directors was concerned about the possible harm to the company’s business if a review of strategic alternative should be prolonged in time, but was willing to have such opportunities explored under an expeditious process. The board of directors, however, decided to proceed with discussions due to a number of fundamental realities inherent in our business, including: requirements for improvements in our technology and infrastructure; the need to recruit management talent for our organization; macroeconomic trends affecting consumers and online and catalog direct retailers; the disproportionate negative impact that the increased costs of being a public company have had on our earnings; and our small public float and low trading volumes which limit the realistic ability of all of our shareholders to achieve liquidity at the quoted trading price, let alone realize a premium over the quoted trading price.

The board of directors approved the engagement of Cowen to act as exclusive financial advisor in connection with the potential sale of the company. An engagement letter was executed as of March 25, 2008 to retain Cowen as financial advisor. Messrs. Roseman, Green, and Galvin, met telephonically with Cowen several times in late March to establish and implement a plan for the expeditious evaluation of strategic alternatives.

In consultation with the board of directors, during March and April 2008, Cowen contacted approximately sixteen strategic and financial parties (eleven of which, including Liberty, had participated in the Fiscal 2007 process). The principal factors that Cowen and the board of directors used to identify these parties were that the parties were believed to have business interests or investments in e-commerce and catalog retailers, and be potentially interested in a possible transaction with Celebrate Express and the ability to complete such a transaction. Fourteen of these parties were covered by, or entered into, nondisclosure agreements and were provided more information about the company, including access to preliminary due diligence information. Cowen and Mr. Roseman, Mr. Green and Mr. Galvin had telephonic conversations with many of these fourteen parties to address questions. Mr. Roseman, Mr. Green and Mr. Galvin met with several of these parties, including New York meetings with Party B (March 26, 2008) and Party D (March 27, 2008) and Seattle meetings with Party C (April 4, 2008), Party F (April 10, 2008), and Party D (April 11, 2008). On April 14, 2008, Mr. Roseman, Mr. Green and Mr. Galvin visited the offices of Party C and Mr. Green visited the Party C distribution center facility on April 17, 2008. On April 28, 2008, Mr. Roseman, Mr. Green and Mr. Galvin met with Party E in New York. During April, some of these parties also visited our facility in Greensboro, North Carolina to assess our fulfillment operations.

On April 9, 2008, the company publicly announced that it was exploring strategic alternatives and that it had engaged Cowen as its financial advisor. On April 11, 2008, the company filed its quarterly report on Form 10-Q for the third fiscal quarter, ended February 29, 2008. The quarterly report disclosed a 20% decrease in sales compared to the prior year period. Further, it reflected a quarterly pre-tax loss of $4.8 million as compared to a pre-tax loss of $202,000 in the prior year quarterly period and an $8.2 million non-cash charge for the establishment of reserves for deferred tax assets. Our stock price declined from a close of $5.50 on April 11 to a close of $4.50 on April 14.

During April 2008, Cowen and Mr. Roseman and Mr. Green continued the discussions with the several parties and some of these parties withdrew from the discussions. On or about April 28, 2008, at our direction Cowen sent a letter to the five remaining parties, setting forth the process for submission of a bid including a deadline of May 5, 2008 for submission of a bid. Between April 28, 2008 and May 5, 2008, Cowen also contacted these parties to address any remaining questions and to determine whether a party would be submitting a bid. During April and early May, our stock price continued its decline, with a close of $3.02 on May 5.

On May 5, 2008, Cowen, as our financial advisor, received written proposals from two parties, Party D and Party C, and an oral proposal from Liberty. The Party D proposal indicated a price of $3.15 per share, payable in cash or Party D stock, and was contingent upon a minimum cash balance at the closing. The bid from Party C was for an exchange of Party C stock with a then-implied value of approximately $3.50 per share of Celebrate Express common stock and was contingent upon a minimum cash balance at the closing. Liberty’s proposal indicated an enterprise value of $17 million. Cowen provided the board of directors with copies of each proposal. On May 6, 2008, Liberty clarified that its bid of $17 million enterprise value equated to $3.75 per share.

On May 6, 2008, the board of directors held a telephonic meeting at which Mr. Galvin and representatives of Cowen and Heller Ehrman were present to discuss the status of the proposals to date. Ms. Reynolds was not present for the meeting. At the meeting, Cowen reviewed the terms of bids that had been received to date and the status of discussions with other potential bidders who had not submitted bids. The board discussed the risks to the company of remaining an independent entity, including the significant immediate challenge of updating of the web-based technology platform and order entry system, the risk that this technology initiative might be interrupted or fail, causing significant damage to the company’s business and reputation, and the general macroeconomic climate for retailers. Following the discussion, the board directed Cowen to contact potential bidders to obtain their best and final offers.

Between May 5, 2008 and May 22, 2008, at our direction Cowen contacted Liberty, Party C and Party D to address questions regarding their proposals and to determine whether they would be willing to improve their terms. Cowen also contacted other parties that had not submitted written proposals in an effort to keep them in the process. None of the other parties submitted written proposals. During this time, Liberty increased its proposal to $3.90 per share. Party D indicated a price of approximately $3.50 per share and Party C confirmed its existing bid.

On May 22, 2008, the board of directors met to discuss the final proposals received from Liberty, Party D and Party C. The board discussed with Cowen and management the relative implied values and degrees of deal certainty associated with each proposal in light of a variety of factors. At the meeting, Cowen updated the board on the status of all proposals received from third party bidders and confirmed that no additional bids had been received. Cowen and the board discussed the likelihood that additional bids would not be received.

The board discussed its concerns about the state of Party C’s business, including its history of operating losses, its declining operating trends, declining stock price, its significant amount of debt and its needs for additional working capital. The board was concerned that the combination with Party C would not provide a viable long-term solution to the operating and financial issues of each company, which was critical in any proposal involving an exchange of stock. In addition, Party C’s bid was conditioned on the company having a minimum cash balance at closing. Due to the company’s anticipated losses in the period prior to an expected closing date and the use of cash to acquire Halloween inventory, the board was concerned that the company would not be able to satisfy the minimum cash condition, thereby making consummation of the transaction less certain.

Party D’s cash bid was lower than that presented by Liberty. Since Party D had also conditioned its bid on a minimum cash balance at closing, this added additional uncertainty to the consummation of the transaction, which was not present in Liberty’s bid.

In connection with Liberty’s offer, the board recognized that it was the highest cash bid. The board also discussed factors connected with the ability of Liberty to consummate the transaction, including Liberty’s history of successful acquisitions, its strong balance sheet, its ability to finance the purchase price from internal cash sources and that there were no unusual closing conditions that could jeopardize consummation of the transaction.

Following these discussions, the board of directors determined that Liberty’s proposal represented a greater value, and a greater degree of deal certainty, for our shareholders and directed Cowen to notify Liberty that its offer was acceptable, subject to the negotiation of a mutually satisfactory definitive agreement. At the direction of the board of directors, Cowen also informed Party D and Party C that their respective offers were not the highest offer received by Celebrate Express.

The board of directors authorized management to proceed in the negotiation of a definitive agreement with Liberty. In addition, our board of directors established a special committee comprised of three independent directors, Mr. Keith Crandell, Dr. Kenneth Shubin Stein and Mr. Stephen Roseman, to participate with management in the negotiation of a definitive agreement with Liberty as the committee deemed appropriate and in the best interests of our shareholders.

Liberty had advised the company that it would require that certain shareholders (ARCH Venture Fund IV, L.P., Spencer Capital Management, LLC and Thesis Capital Management, LLC, who are affiliated with our directors, Mr. Keith Crandell, Dr. Kenneth Shubin Stein and Mr. Stephen Roseman, respectively, and own in the aggregate approximately 40% of our outstanding shares) enter into a voting agreement as of the date of the merger agreement to vote their shares of company common stock in approval of the merger. Mr. Roseman contacted Mr. Crandell and Dr. Shubin Stein, who indicated their willingness to execute such an agreement on acceptable terms.

Liberty’s offer also required that the company provide exclusivity to Liberty for the period during which the parties would negotiate a definitive agreement and conduct further due diligence. After negotiation among the parties, the mutual non-disclosure exclusivity agreement of February 27, 2008 was amended as of May 29, 2008 to extend the Liberty exclusivity period to include the period from June 2, 2008 to July 2, 2008.

Counsel for the parties discussed the possible legal structures for the transaction and agreed that counsel for the company would prepare the initial document for the proposed transaction. On May 29, 2008, counsel for the company furnished a draft of the proposed merger agreement to Liberty’s counsel. Additionally, on June 19, 2008 counsel for Liberty furnished a draft of the proposed shareholder voting agreement to counsel for the company.

On May 28, 2008, Liberty provided the company with additional requests for due diligence information. This request was supplemented by other requests periodically during the month of June. Additionally, during June, Mr. Getz, Mr. Haight and other representatives of Liberty engaged in telephonic discussions and in meetings with the company to obtain additional due diligence information.

On May 29, 2008, Mr. Getz advised the company that Liberty intended that its BuySeasons subsidiary would perform the distribution of costumes for the company after the closing of the merger transaction, and that Liberty strongly preferred that costume distribution for the 2008 Halloween season be effected through BuySeasons instead of through a new third-party distribution relationship that had been established by the company. The board of directors met by telephonic meeting on May 30 to discuss Liberty’s request for the Halloween distribution agreement. The board concluded that, while it was not generally supportive of the proposal, management should continue to discuss the proposal with Liberty. The parties agreed that such a relationship would involve substantial planning and preparation if it were to be established in time for the 2008 Halloween season. The parties discussed this possible relationship over the next several days, during which the company indicated its concern that the time required for the implementation of such a relationship and to meet our seasonal business requirements would require that it be established and operating prior to the likely closing date for the merger.

On June 11, 2008, Mr. Zeisser called Mr. Roseman to say that Liberty was focused on getting the merger agreement completed and executed as quickly as possible, and to discuss various business issues. On June 13, 2008, counsel for Liberty provided a revised draft of the merger agreement including changes proposed by Liberty.

On June 13, 2008, Mr. Zeisser stated that Liberty would not be willing to proceed with the merger agreement unless the company and BuySeasons had a distribution agreement for the 2008 Halloween season. Following a discussion of the issue among the members of the special committee, Mr. Galvin advised Liberty that the company would be amenable to such a distribution agreement in connection with the merger agreement, but that it would require that a Halloween distribution agreement provide certain protections for the company in the event that the merger should not occur.

On June 17, 2008, the company furnished a draft of the proposed Halloween distribution agreement to BuySeasons, and BuySeasons provided its comments on that draft on June 20, 2008. During the next several days, Mr. Green and Mr. Galvin and Mr. Getz and Mr. Haight of BuySeasons negotiated the provisions of the Halloween distribution agreement until they reached tentative agreement on June 26, 2008.

On June 13, 2008, the company received an unsolicited letter from Party C, amending its previous bid proposal to provide instead for consideration consisting of an unsecured convertible note equal to the amount of company cash at the time of closing and stock of Party C for the remainder of the purchase price, which Party C stated would have an aggregate implied value of approximately $4.00 per share. Mr. Roseman discussed with Cowen and Mr. Green, Mr. Galvin and the special committee the relative implied values, other terms and degrees of deal certainty associated with Party C’s proposal and the proposal from Liberty. After considering a number of factors associated with Party C’s proposal (including uncertainties as to the proposal’s value to our shareholders in light of the volatility and lack of liquidity of Party C’s stock, continued concerns about Party C’s business and financial condition, including its working capital needs, and concerns with the ultimate value and illiquidity of the debt portion of Party C’s proposal), the committee concluded that Liberty’s proposal offered both higher value and greater deal certainty.

From June 13, 2008 through June 26, 2008, the parties and their legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed merger. In addition, the parties met several times to discuss transition planning, coordination for signing the merger agreement and issuing a press release and related issues. During this period, legal counsel for Celebrate Express advised Messrs. Roseman, Green and Galvin regarding counsel’s discussions with Liberty’s legal advisors, indicating that the material open issues included the terms and conditions for termination of the merger agreement by the parties and payment of a termination fee, conditions on our operations during the period from signing of the merger agreement to the closing of the merger, and the Halloween distribution agreement between BuySeasons and the company. In addition, Mr. Roseman had telephone discussions with Mr. Crandell, Dr. Shubin Stein and Mr. Hughes regarding the status of the discussions.

On June 24, 2008, the board of directors met telephonically (with Mr. Crandell and Mr. Hughes absent) to review the status of negotiations with respect to the merger agreement and the ancillary agreements. Legal counsel to Celebrate Express presented information to the board of directors regarding the terms and conditions of the merger agreement, Halloween distribution agreement and shareholder voting agreement, including the points that were under negotiation among the parties.

During the evening of June 25, 2008, Mr. Roseman and Mr. Zeisser and their respective legal counsel negotiated the remaining open items and finalized the definitive merger agreement in the morning of June 26, 2008. In a telephonic meeting of our board of directors that morning (with Mr. Hughes absent), Cowen presented its analysis of the fairness of the proposed merger consideration, from a financial point of view, to the Celebrate Express shareholders and rendered to the board its oral opinion, which was subsequently confirmed by a written opinion dated as of June 26, 2008, that the merger consideration was fair, from a financial point of view, to the Celebrate Express shareholders (the full text of Cowen’s written opinion is attached to this proxy statement as Appendix B and should be read, in its entirety, in conjunction with the information contained in “The Merger — Opinion of the Financial Advisor to the Board of Directors of Celebrate Express,” for the assumptions, qualifications and limitations set forth therein). Legal counsel to Celebrate Express presented information to the board of directors regarding the terms and conditions of the merger that had changed since the prior meeting, and advised the board of directors regarding legal considerations relating to the transaction, including a review of the fiduciary obligations of the members of the board of directors. After consideration of the foregoing, our board of directors unanimously determined that the merger and the terms of the merger agreement were advisable and fair to, and in the best interests of, Celebrate Express and our shareholders, and recommended that our shareholders vote in favor of adopting the merger and the merger agreement.

On June 26, 2008, Celebrate Express and Liberty executed the merger agreement. Simultaneously, Celebrate Express and BuySeasons executed the Halloween distribution agreement and the shareholder voting agreement was executed by Liberty and the respective shareholders. On June 26, 2008, the parties issued a joint press release announcing the execution of these agreements.

Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations

Board of Directors.  After careful consideration, on June 26, 2008, the Celebrate Express board of directors (1) determined that it is advisable and in the best interests of Celebrate Express and its shareholders for Celebrate Express to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Celebrate Express and its shareholders, and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the Celebrate Express board of directors recommends that shareholders vote FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal.

Reasons for the Merger.  The material factors that led our board of directors to explore the potential for a sale of Celebrate Express included the following:

•	the potential for decreasing gross margins that could be caused by a variety of factors such as increased competition from larger companies with greater resources than we have;

•	our web-based technology platform is inadequate for our business and needs to be replaced, which will require substantial capital expenditures and significant risks to our business during the implementation of the new system;

•	decreasing sales in our business that are exacerbated by the conditions in the economy;

•	our limited ability to raise additional capital on acceptable terms, thereby increasing the potential negative consequences from difficulties in the implementation of a new technology platform and a lengthy economic downturn;

•	additional costs of continuing to operate as a public company, including costs associated with complying with Section 404 of the Sarbanes-Oxley Act of 2002, as amended; and

•	the short tenure of many members of our management team, the possible need to augment our existing management team, and the difficulty in recruiting and retaining qualified management personnel.

The material factors that led our board of directors to approve the merger and the merger agreement included the following:

•	the merger is the result of an active process in which we, directly or indirectly through Cowen, had contact with numerous third parties that we believed may be interested in pursuing a possible transaction, and the fact that Liberty’s bid was the most favorable one to come from that process;

•	our board’s belief that the merger with Liberty is more favorable to our shareholders than the other alternatives available to us as discussed under “Background of the Merger”, or, for the reasons set forth above, the alternative of continuing as an independent public company;

•	the fact that the merger consideration is all cash, which provides liquidity and certainty of value to our shareholders;

•	the financial and other terms and conditions of the merger agreement, including the representations and warranties of the parties, the covenants of the parties and the conditions to the closing of the proposed merger, and the fact they were the product of an arm’s-length negotiation between the parties;

•	the right of our board of directors, in the event it were to receive any unsolicited bona fide third party acquisition proposal or proposals that our board of directors reasonably believes will lead to a superior acquisition proposal (see “The Merger Agreement — Alternative Acquisition Proposals” on page 37), to consider and enter into negotiations of any such proposals, subject to complying with certain requirements including (a) that our board of directors must determine in good faith, after considering the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law, and (b) the payment by the company of up to a $900,000 termination fee, which represents 2.9% of the total merger consideration, which the board of directors considered within a range of termination fees that is customary for transactions of this type and size and is not expected to preclude a third party from making an acquisition proposal;

•	our small public float and low trading volumes limit the realistic ability of all shareholders to achieve liquidity at the quoted trading price, and the fact that the per share consideration of $3.90 represented a premium of 70% to the closing price on June 26, 2008 and a premium of 48% to the closing price of our stock one week prior to June 26, 2008;

•	the financial analysis reviewed and discussed with the board of directors by representatives of Cowen as well as the oral opinion of Cowen, to the board of directors on June 26, 2008 (which was subsequently confirmed in writing by delivery of Cowen’s written opinion dated the same date) with respect to the fairness, from a financial point of view, of the merger consideration to be received by our shareholders (Cowen’s written opinion dated June 26, 2008, which included certain assumptions, qualifications and limitations, is attached to this proxy statement as Appendix B and shareholders are urged to read the opinion in its entirety as well as the discussion of Cowen’s analyses set forth in “The Merger — Opinion of the Financial Advisor to the Board of Directors of Celebrate Express” beginning on page 19); and

•	that the merger agreement and merger will be required to be approved by holders of at least a majority of our outstanding shares of our common stock.

Our board also considered a number of material risks or potentially adverse factors in making its determination and recommendation, including:

•	the execution of the distribution agreement with BuySeasons and the risk that if the merger is not completed, one of our competitors will be handling the fulfillment of an important part of our business;

•	completion of the merger is subject to the satisfaction of certain conditions, including receipt of consents from certain of our vendors, which may not be met;

•	the fact that, following the merger, our current shareholders will no longer participate in any of Celebrate Express’s potential future earnings or growth;

•	the interests of certain of our directors and executive officers that may be different from, or in addition to, the interests of our other shareholders;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise in the interim;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to consummate the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel;

•	the fact that the merger consideration to be received by our shareholders who are U.S. persons will be taxable to them for federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative acquisition transactions, subject to specified exceptions, and the requirement that we pay a termination fee in order to accept an alternative acquisition proposal, which may discourage a competing proposal to acquire us that may be more beneficial to our shareholders; and

•	the possibility of disruption to our operations following the announcement of the merger, and the potential effects on our business and our stock trading price if the merger does not close.

After taking all of the foregoing considerations into account, our board of directors believes it is in the best interests of our shareholders to approve the merger and the merger agreement at this time, rather than continue to face the increasing competition and other risks of remaining an independent company, including the uncertainties inherent in today’s public stock markets, credit markets and the overall mergers and acquisitions market.

The foregoing discussion of the information and factors considered by our board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, our board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, our board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, our board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the merger.

The Celebrate Express board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal.

Opinion of the Financial Advisor to the Board of Directors of Celebrate Express

Under an engagement letter dated March 25, 2008, Celebrate Express retained Cowen to act as exclusive financial advisor to the board of directors of Celebrate Express in connection with the merger and, in that capacity, to render, if requested, an opinion to the board as to the fairness, from a financial point of view, to the shareholders of Celebrate Express of the consideration to be received by the Celebrate Express shareholders in the merger.

On June 26, 2008, Cowen reviewed with the board of directors of Celebrate Express Cowen’s written materials containing its analyses and delivered its oral opinion to the board, subsequently confirmed by its written opinion dated the same date, that, as of that date and subject to the various assumptions, qualifications and limitations set forth therein, the merger consideration of $3.90 per share in cash to be paid in the merger was fair, from a financial point of view, to the shareholders of Celebrate Express. Cowen’s opinion was reviewed and approved by its fairness opinion review committee. Cowen has advised us that it has consented to the inclusion of the full text of its written opinion dated June 26, 2008 to the board of directors of Celebrate Express as Appendix B to this proxy statement.

The full text of the written opinion of Cowen, dated June 26, 2008, is attached to this proxy statement as Appendix B and is incorporated by reference. Shareholders of Celebrate Express are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. Cowen’s analyses and opinion were prepared for and addressed to the board of directors of Celebrate Express and were directed only to the fairness to the Celebrate Express shareholders, from a financial point of view, of the merger consideration, and do not constitute an opinion as to the merits of the merger or a recommendation to any shareholder of Celebrate Express as to how to vote on the merger or to take any other action in connection with the merger or otherwise. The merger consideration was determined through negotiations between Celebrate Express and Liberty, and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated June 24, 2008;

•	certain publicly available financial and other information for Celebrate Express and certain other relevant financial and operating data furnished to Cowen by the Celebrate Express management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Celebrate Express prepared by the management of Celebrate Express;

•	discussions Cowen had with certain members of the management of Celebrate Express concerning the historical and current business operations, financial condition and prospects of Celebrate Express and such other matters Cowen deemed relevant;

•	certain operating results of Celebrate Express as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading history of the shares of common stock of Celebrate Express as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Celebrate Express board of directors, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Cowen by Celebrate Express, or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. Cowen relied upon, without independent verification, the assessment of the management of Celebrate Express management as to the existing products and services of Celebrate Express and the viability of, and risks associated with, the future products and services of Celebrate Express. In addition, Cowen did not, nor assume any obligation to, conduct any physical inspection of the properties or facilities of Celebrate Express. Cowen further relied upon Celebrate Express’s representation that all information provided to it by Celebrate Express was accurate and complete in all material respects. Cowen, with the consent of the board of directors of Celebrate Express, assumed that the financial forecasts provided to Cowen were reasonably prepared by the management of Celebrate Express on bases reflecting the best currently available estimates and good faith judgments of the management as to the future performance of Celebrate Express, and that those forecasts provided a reasonable basis for Cowen’s opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Celebrate Express, nor was Cowen furnished with these materials. In addition, Cowen did not evaluate the solvency or fair value of Celebrate Express or Liberty under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to all legal matters relating to Celebrate Express, Cowen relied on the advice of legal counsel to Celebrate Express. Cowen’s opinion addressed only the fairness of the merger consideration, from a financial point of view, to the shareholders of Celebrate Express. Cowen expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

For purposes of rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party to be contained in the merger agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by Cowen in all respects material to its analysis. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the merger consideration.

Cowen was not requested to opine as to, and its opinion did not in any manner address, Celebrate Express’s underlying business decision to effect the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to Celebrate Express. In addition, Cowen was not requested to opine as to, and its opinion did not in any manner address, the fairness of the amount or nature of any compensation to any of Celebrate Express’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of Celebrate Express.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Portions of the summary include information presented in tabular format. In order to fully understand the summarized financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Celebrate Express the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Celebrate Express. No limitations were imposed by the board of directors of Celebrate Express with respect to the investigations made or procedures followed by Cowen in rendering its opinion. Cowen advised the board of directors of Celebrate Express, in discussing its financial analyses, that it had been unable to perform a discounted cash flow analysis as

Celebrate Express had been unable to provide a long-term financial plan with projections past fiscal year 2009.

Comparable Companies Analysis.  To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Celebrate Express to the corresponding financial data and ratios of certain other Internet, specialty retail and catalog companies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating characteristics, market valuations and trading valuations similar to what might be expected of Celebrate Express. These companies were:

Internet Companies

•	Bluefly, Inc.

•	1-800-FLOWERS.COM

•	The Parent Company

Specialty Retail and Catalog Companies

•	dELiA*s

•	Design Within Reach

•	PC Connection Inc.

•	PC Mall

The data and ratios included the Enterprise Value (market capitalization plus total debt less cash and equivalents) of the Selected Companies as multiples of calendar year 2007 revenues, LTM (last twelve month) revenues, estimated 2008 calendar year revenues and the estimated revenue and EBITDA (earnings before income taxes, depreciation and amortization) for the twelve months ending June 30, 2009 (in each case, as available from research analyst reports or, if not so available, First Call) for the Selected Companies.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to calendar year 2007 revenues, LTM revenues, estimated 2008 calendar year revenues and the estimated revenue and EBITDA for the twelve months ending June 30, 2009. The information in the table is based on the closing stock price of Celebrate Express on June 24, 2008.

									Multiple
									Implied by
	Selected Company Multiples								the Merger
	Low		Mean		Median		High		Consideration

Enterprise Value as a ratio of:
CY 2007 Revenue	0.15	x	0.33	x	0.26	x	0.53	x	0.19	x
LTM Revenue	0.15	x	0.33	x	0.26	x	0.52	x	0.20	x
CY 2008 Revenue	0.14	x	0.27	x	0.21	x	0.46	x	0.21	x
Year ending June 30, 2009 Revenue	0.14	x	0.26	x	0.20	x	0.45	x	0.20	x
Year ending June 30, 2009 EBITDA	5.2	x	5.9	x	5.8	x	6.9	x	14.0	x

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Celebrate Express. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or Celebrate Express to which they are being compared.

Selected Precedent Transaction Analysis.  Cowen reviewed the financial terms, to the extent publicly available, of ten transactions (the “Selected Precedent Transactions”) involving the acquisition of companies in the retail industry, with a focus on catalog retailers, which were announced or completed since May 2002. These transactions were (listed as acquiror/target):

Acquiror	Target

Provide Commerce	RedEnvelope
Hilco Consumer Capital	Sharper Image
Follett Corp.	Varsity Group
Redcats	United Retail Group
Appleseed’s Topco (Golden Gate Capital)	Blair Corporation
The Scotts Co.	Smith & Hawken
Alloy	dELiA*s
Ripplewood Holdings	Lillian Vernon
SI Acquisition Corp.	Successories
1-800-FLOWERS.COM	The Popcorn Factory

Cowen reviewed the Enterprise Value paid in the Selected Precedent Transactions as a multiple of latest reported LTM revenues.

The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM revenues. The information in the table is based on the closing stock price of Celebrate Express stock on June 24, 2008.

									Multiple
									Implied by
	Multiples for Selected Precedent Transactions								the Merger
	Low		Mean		Median		High		Consideration

Enterprise Value as a ratio of:
LTM Revenue	0.04	x	0.25	x	0.24	x	0.47	x	0.20x

Although the Selected Precedent Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the target companies in those transactions is directly comparable to Celebrate Express. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Celebrate Express to which they are being compared.

Premiums Paid Analysis.  Cowen reviewed the premium implied by the merger consideration over the trading prices one trading day, one week, one month and three months prior to the announcement date of all publicly approved acquisition transactions from 2007 through June 24, 2008 involving target companies with $10 million to $100 million Enterprise Values, a total of 63 reviewed transactions of which 48 were all-cash transactions (the “Selected Transactions”).

The following table presents the premium of the offer prices over the trading prices one trading day, one week, one month and three months prior to the announcement date for the Selected Transactions, and the premiums implied for Celebrate Express, based on the merger consideration. The information in the table is based on the closing stock price of Celebrate Express stock on June 24, 2008.

			Premium
	Premiums Paid in the		Implied by
	Selected Transactions		the Merger
	First Quartile	Third Quartile	Consideration

Premiums Paid to Stock Price:
1 day prior to announcement	17.6%	48.3%	36.8%
1 week prior to announcement	16.9%	52.0%	52.9%
1 month prior to announcement	12.8%	52.6%	18.2%
3 months prior to announcement	10.9%	51.0%	(18.6)%

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and advised the board of directors of Celebrate Express, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Celebrate Express. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Celebrate Express, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the board of directors of Celebrate Express in making its decision to authorize Celebrate Express to enter into the merger agreement and should not be considered as determinative of such decision.

The board of directors of Celebrate Express selected Cowen to act as its exclusive financial advisor in connection with the merger and, in that capacity, to render an opinion to the board as to the fairness of the merger consideration, from a financial point of view, to the shareholders of Celebrate Express because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Cowen and its affiliates actively trade the equity securities of Celebrate Express and Liberty for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

In the two years preceding the date of its opinion, Cowen served as financial advisor to Celebrate Express and received fees for the rendering of such services. Under the terms of Cowen’s engagement letter, Celebrate Express has agreed to offer to engage Cowen to serve as Celebrate Express’s exclusive financial advisor, lead lender or arranger, exclusive placement agent or lead managing underwriter in connection with certain restructuring, acquisition, disposition or financing transactions if Celebrate Express proposes to effect any such transactions.

Under the Cowen engagement letter, if the merger is consummated, Cowen will be entitled to receive a transaction fee of $1,250,000. Celebrate Express has also agreed to pay a fee of $500,000 to Cowen for rendering its opinion, which fee will be credited against any transaction fee paid. Celebrate Express has also agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Celebrate Express and Cowen, and the board of directors of Celebrate Express was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Effects of the Merger

If the shareholders adopt the merger agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Celebrate Express, with Celebrate Express being the surviving corporation. Immediately after the merger, Liberty will indirectly own all of the capital stock of Celebrate Express.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Liberty or Merger Sub and shares held by our shareholders who choose to be dissenting shareholders by exercising and perfecting their appraisal rights under Washington law with respect to the merger) will be converted into the right to receive $3.90 in cash without interest and less any applicable withholding taxes.

At the effective time of the merger, current shareholders will cease to have ownership interests in Celebrate Express or rights as Celebrate Express shareholders. Therefore, such shareholders will not participate in any future earnings or growth of Celebrate Express and will not benefit from any appreciation in value of Celebrate Express.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this proxy statement, and is quoted on the Nasdaq Global Market under the symbol “BDAY.” As a result of the merger, Liberty will own all of the capital stock of Celebrate Express. After the merger, Celebrate Express common stock will cease to be quoted on the Nasdaq Global Market. In addition, registration of Celebrate Express common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings and the requirement to file periodic reports with the SEC, no longer applicable to Celebrate Express.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time of the merger will become the officers of the surviving corporation. The certificate of incorporation of Celebrate Express will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will remain Celebrate Express, Inc. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Procedures for Receiving the Merger Consideration

After the completion of the merger, American Stock Transfer & Trust Company, the paying agent, will provide instructions to each holder of record of shares of Celebrate Express common stock that will explain how to surrender stock certificates. Each shareholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. See “The Merger Agreement — Payment for Shares and Exchange Procedures” beginning on page 34.

Effects on Celebrate Express if the Merger is not Completed

In the event that our shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, you will not receive any payment for your shares in connection with the merger or pursuant to any dissenters’ rights. Instead, Celebrate Express will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Global Market and registered under the Exchange Act. The stock market price for our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. In addition, in response to the announcement of the merger, our strategic partners may delay decisions which could have a material adverse effect on our business. Similarly, current and prospective employees of our company may experience uncertainty about their future roles after the merger which may adversely affect employee morale, employee turnover, employee productivity and our ability to attract and retain personnel. This may adversely affect our business even if the merger is not completed. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your common stock. From time to time, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If our shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to our board of directors as fair to, and in the best interests of, our shareholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of Celebrate Express will not be adversely impacted.

If the merger does not incur, we will not benefit from the expenses we have incurred in preparation for the merger. We currently expect to incur significant out of pocket expenses for services in connection with the merger, consisting of financial advisor and legal fees and financial printing and other related charges, many of which may be incurred even if the merger is not completed. In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to pay a termination fee of up to $900,000 to Liberty, or be required to reimburse Liberty for its fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate of $300,000. See “The Merger Agreement — Fees and Expenses; Termination Fee” on page 40.

Interests of Celebrate Express Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, our shareholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of shareholders generally. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Employment and Severance

The company and Mr. Kevin Green, the company’s president and chief executive officer, entered into an employment agreement dated May 11, 2006. The employment agreement provides for one year of severance, in the form of salary continuation, should Mr. Green be terminated without cause or if he should resign his position for “good reason” (including a material reduction in his responsibilities, authority or functions as an employee, a reduction in his level of compensation, or a relocation that increases his commute to work by more than 50 miles). Additionally, in the event that Mr. Green’s employment should be terminated without cause prior to the date of the merger and such termination was in connection with the merger, Mr. Green’s unvested option to purchase 150,000 shares at a price of $11.92 could be subject to acceleration of vesting, but this would not result in any additional payment to him as the result of the merger.

On March 13, 2008, Celebrate Express entered into severance agreements with Mr. Harold Egler, Vice President, Marketing, Mr. Kristopher Galvin, Chief Financial Officer, Ms. Lisa Tuttle, Vice President, Technology, and Mr. Dennis Everhart, Vice President, Operations, and it entered into a severance agreement with Mr. DeWitt Kendall, Vice President, Merchandising, on June 17, 2008. Under the agreements, these officers will each be entitled to receive a severance payment equal to six months of his or her respective base salary (twelve months for Mr. Egler and three months for Mr. Kendall) if (1) a change in control of the company, as defined, occurs, and (2) the officer’s employment is terminated or constructively terminated as described below. For purposes of the agreements, the merger would be considered to be a change in control. For purposes of these agreements, “constructive termination” includes a material reduction in the officer’s responsibilities, authority or functions as an employee, a 20% reduction in the officer’s level of compensation, or a relocation that is more than 50 miles from the officer’s then-current primary work location. The severance agreements originally were to expire on September 1, 2008, subject to extension at the option of the company. In connection with the approval of the merger agreement, our board of directors has approved the amendment of the existing severance and change of control agreements to extend the expiration date of each severance and change of control agreement to November 1, 2008, except for Mr. Egler, who has tendered his resignation effective as of August 8, 2008.

The company does not have other arrangements with any other of its executive officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or a change of control. Upon termination of employment for any reason other than for cause, as defined in the 2004 Equity Incentive Plan, an executive officer may exercise vested stock options within three months of termination (unless the term of the vested stock option expires before that time), but all unvested stock options will expire on the date of termination. In the event of termination for cause, all vested stock options would automatically terminate as well, unless the plan administrator determines otherwise.

Assuming the employment of our chief executive officer was to be terminated without cause or the company was to terminate his employment for good reason and our four most highly compensated executive officers (other than the chief executive officer) who were serving as executive officers at the end of our last completed fiscal year were to be terminated involuntarily within six months after the merger, they would be entitled to payments in the amounts set forth opposite their name in the following table:

Officer	Cash Severance

Kevin A. Green	$350,000
Harold Egler	$220,000
Kristopher S. Galvin	$105,000
Lisa Tuttle	$94,000
Dennis Everhart	$75,000

Treatment of Stock Options

Except with respect to Mr. Kendall, as of July 1, 2008, none of our executive officers and none of our non-employee directors was the holder of any restricted stock units or any stock options with exercise prices below $3.90 per share. Accordingly, they will not receive any other payment at the time of the merger in connection with the termination of their vested and unvested stock options.

Mr. Kendall was the holder of unvested options to purchase 7,500 shares of common stock for $2.55 per share. If these options are outstanding at the effective time of the merger, Mr. Kendall would be entitled to receive the difference between $3.90 and $2.55 per share, multiplied by 50% of 7,500 shares, or approximately $5,063, less any required tax withholdings.

Two of our executive officers, Ms. Tuttle and Mr. Green, were participants in our Employee Stock Purchase Plan as of July 1, 2008. If they are participants in the plan at the effective time of the merger, they would each receive a payment from Liberty equal to approximately $0.59 per share issuable under our Employee Stock Purchase Plan. The amount received by these persons will depend upon the dollar amount of payroll deductions for each of them under this plan prior to the effective time of the merger. If the merger was to close on September 30, 2008, the estimated approximate amount paid to Ms. Tuttle would be $1,550 and to Mr. Green would be $618.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Liberty has agreed that:

•	after the effective time of the merger, Liberty will cause the surviving corporation to honor and fulfill in all respects the obligations of Celebrate Express under its articles of incorporation, bylaws and any and all indemnification agreements in effect immediately prior to June 26, 2008, between Celebrate Express and any of its current or former directors or officers; and

•	neither Liberty nor the surviving corporation will take any action to amend, repeal or modify the policy of directors’ and officers’ liability insurance with a tail period of six years from the closing date obtained by Celebrate Express prior to the effective time of the merger.

See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 41.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Celebrate Express common stock whose shares are converted into the right to receive cash in the merger. The summary is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Celebrate Express common stock. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, including retroactively.

This summary applies only to beneficial holders of Celebrate Express common stock who own such stock as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes) and may not apply to beneficial holders who:

•	acquired their shares prior to the effective time of the merger pursuant to the exercise of employee stock options or other compensation arrangements with Celebrate Express; or

•	hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax).

This summary also does not address the U.S. federal income tax consequences of the merger to a U.S. holder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options.

In addition, this summary does not address the federal income tax consequences to a beneficial holder of Celebrate Express common stock who is not a U.S. holder, such as a non-resident alien individual, a foreign corporation, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. If these circumstances that are not addressed apply to you, you should consult your own tax advisor.

Finally, this discussion also does not address the tax consequences of any transaction other than the merger, including transactions completed prior to or after the merger (whether or not such transactions are in connection with the merger).

The United States federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each U.S. holder of Celebrate Express common stock and anyone else who may receive merger consideration is urged to consult such person’s own tax advisor as to the particular tax consequences to such person of the merger, including the application and effect of state, local, foreign and other tax laws.

As used in this discussion, a U.S. holder is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (B) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

Tax Consequences of the Merger

The receipt of cash for Celebrate Express common stock pursuant to the merger by a U.S. holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain recognized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, U.S. holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Information Reporting and Backup Withholding Requirements

Payments made to a U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding, currently at a 28% rate. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the payment agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Circular 230 Disclosure

To ensure compliance with Treasury Department Circular 230, you are hereby notified that (i) discussion of U.S. federal income tax issues contained in this proxy statement is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed under the Code, (ii) the discussion was written to support the promotion or marketing (within the meaning of Circular 230) of transaction(s) or matter(s) addressed by this proxy statement and (iii) you should seek advice based on your own particular circumstances from an independent tax advisor.

Litigation

On July 15, 2008, a purported class action lawsuit was filed in King County Superior Court of the State of Washington against Celebrate Express and each of Celebrate Express’ directors, Liberty and Washington Merger Sub, Inc., entitled Krosser v. Green, et al., Case No. 08-2-23498-3SEA. The complaint purports to assert claims on behalf of all shareholders of Celebrate Express who are similarly situated with the plaintiffs, and alleges that Celebrate Express and the members of Celebrate Express ’ board of directors have breached their fiduciary duties to Celebrate Express’ shareholders, that the parties to the merger engaged in an unfair process resulting in an unfair price for the sale of Celebrate Express’ shareholders’ shares in connection with their approval of the merger, and challenging the adequacy of certain disclosures in the proxy statement. The complaint seeks class certification, damages and certain forms of equitable relief, including enjoining the consummation of the merger. Celebrate Express believes that the claims are without merit, denies the allegations of the complaint, and intends to vigorously defend this civil action. There can, however, be no assurance that Celebrate Express or the other defendants will be successful in their defense of these actions.

THE PARTIES TO THE MERGER

Celebrate Express, Inc.

Celebrate Express is a Washington corporation that was formed in June 1994. Celebrate Express is a provider of celebration products serving families with young children, via the Internet and catalogs. We currently operate two brands, Birthday Express and Costume Express, which respectively offer high-quality children’s party products and children’s costumes and accessories.

Our principal executive offices are located at 11232 — 120th Avenue NE, Kirkland, Washington 98033 and our telephone number is (425) 250-1064. Our common stock is publicly traded on the Nasdaq Global Market under the symbol “BDAY.”

Liberty Media Corporation and Washington Merger Sub, Inc.

Liberty is a holding company which, through its ownership of interests in subsidiaries and other companies, holds interests in a broad range of electronic retailing, media, communications and entertainment businesses, attributed to three tracking stock groups: (1) the Liberty Interactive Group, (2) the Liberty Entertainment Group, and (3) the Liberty Capital Group. Shares of the tracking stock groups trade on Nasdaq under the symbols LINTA, LINTB, LCAPA, LCAPB, LMDIA and LMDIB. Liberty’s wholly owned subsidiary, BuySeasons, Inc., has entered into a distribution agreement with Celebrate Express in connection with the merger agreement.

Liberty’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado and its telephone number is (720) 875-5400.

Merger Sub is a Washington corporation and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub is an indirect wholly owned subsidiary of Liberty.

Under the terms of the merger agreement, Merger Sub will merge with and into Celebrate Express. Celebrate Express will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Celebrate Express’s board of directors in connection with the special meeting of our shareholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date: August 28, 2008

Time: 11:00 a.m., Pacific time

Place: the offices of Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, Washington

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to approve the merger and the merger agreement; and

•	to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date

Our board of directors has fixed the close of business on July 9, 2008, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were 7,987,450 shares of our common stock outstanding and entitled to vote at the special meeting.

Voting Rights; Quorum; Vote Required for Approval

Each share of our common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all such issued and outstanding shares at the special meeting shall constitute a quorum for the purpose of considering the proposals. Shares of voting common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to allow time to solicit additional proxies.

Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Celebrate Express common stock entitled to vote on the proposal. For the proposal to approve the merger and the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger and the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to approve the merger and the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to approve the merger and the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

Approval of the adjournment proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will have no effect on the vote on the adjournment proposal.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy should mark, date, sign and return the proxy card by mail in the envelope furnished. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, if that service is offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the adjournment proposal.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record:

•	by notifying Celebrate Express’s Corporate Secretary at 11232 — 120th Avenue NE, Kirkland, Washington 98033;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a Celebrate Express shareholder entitled to vote at the meeting or the holder of a valid proxy granted by a Celebrate Express shareholder entitled to vote at the meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have proof that you own Celebrate Express common stock or hold a valid proxy, you may not be admitted to the meeting.

Rights of Shareholders Who Object to the Merger

Shareholders of Celebrate Express are entitled to dissenters’ rights under Washington law in connection with the merger. This means that you are entitled to demand payment of the fair value of your shares as determined in accordance with Washington law and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your dissenters’ rights, you must submit a written notice of intent to demand payment before the vote is taken on the merger and the merger agreement and you must not vote in favor of the proposal to approve the merger and the merger agreement. Your failure to follow exactly the procedures specified under Washington law will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 46 and the text of the Washington dissenters’ rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors and paid for by Celebrate Express. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Other Business

Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our Investor Relations department at (425) 636-1960.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Shareholders are urged to read the merger agreement in its entirety for a complete description of the terms and conditions to the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Celebrate Express and Celebrate Express will be the surviving corporation and an indirect wholly owned subsidiary of Liberty.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington or at such later time as is specified in the articles of merger, which time is referred to as the effective time of the merger.

Articles of Incorporation; Bylaws; and Directors and Officers of Celebrate Express and the Surviving Corporation

At the effective time of the merger:

•	the articles of incorporation of Celebrate Express will be amended and restated in their entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be Celebrate Express, Inc.;

•	the bylaws of Celebrate Express will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of Celebrate Express common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and will be converted into the right to receive $3.90 in cash per share without interest and less any applicable withholding taxes, which amount is referred to as the merger consideration, other than shares held by shareholders who have properly demanded and perfected, and have not timely withdrawn, dissenters’ rights with respect to such shares, which are referred to as dissenting shares.

After the effective time of the merger, each holder of a certificate representing shares of Celebrate Express common stock (other than dissenting shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Washington law.

Common Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Options and Restricted Stock

At the effective time of the merger, the vesting of each outstanding option to acquire Celebrate Express common stock granted under Celebrate Express’ 2004 Amended and Restated Equity Incentive Plan or a predecessor plan will accelerate as to 50% of the number of unvested options in accordance with Celebrate Express’ equity compensation plans and, to the extent not exercised prior to consummation of the merger, will expire, be cancelled and terminate without payment or consideration. However, Liberty shall, after the effective time of the merger, pay to each holder of vested options with exercise prices that are less than $3.90 per share (i) the difference between $3.90 and the applicable exercise price for the options, multiplied by (ii) the number of shares issuable to the holder, had the vested options been exercised immediately prior to the effective time of the merger, less (iii) any required tax withholdings.

At the effective time of the merger, the vesting of any restricted stock units shall accelerate as to 50% of the number of unvested units immediately prior to the closing of the merger in accordance with the 2004 Amended and Restated Equity Incentive Plan or a predecessor plan and the common stock underlying the same shall be deemed issued, entitling the holder to receive $3.90 per share in cash.

Treatment of Employee Stock Purchase Plan

Any outstanding purchase right under Celebrate Express’s 2004 Employee Stock Purchase Plan or its predecessor plan shall be cancelled and Liberty shall, as soon as is reasonably practicable after the effective time of the merger, pay to each holder of such a right (i) the difference between $3.90 and the purchase price under such employee stock purchase right multiplied by (ii) the number of shares issuable to the holder, had the employee stock purchase right been exercised immediately prior to the effective time of the merger, less (iii) any required withholdings. Following such payment, the purchase right shall be cancelled.

Payment for Shares and Exchange Procedures

Liberty has selected American Stock Transfer & Trust Company to act as the exchange agent in the merger. Promptly after the effective time of the merger, Liberty will make available or cause the Merger Sub to make available to the exchange agent the funds to pay the merger consideration.

Promptly after the effective time of the merger, Liberty will cause the exchange agent to mail to each holder of record (as of the effective time of the merger) of a certificate for shares of Celebrate Express that were converted into the right to receive the merger consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

When certificates are surrendered for cancellation to the exchange agent together with a completed and validly executed letter of transmittal and such other documents as may be required by the exchange agent, the holder of the certificates will be entitled to receive the amount of cash (after taking into account all certificates surrendered by such holder) to which such holder is entitled and the surrendered certificates will be canceled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to someone other than the person in whose name the surrendered certificates are registered, it will be a condition of the payment that the certificates will be properly endorsed and otherwise in proper form for transfer and that the persons requesting the exchange will have paid any taxes required.

Each of Liberty, the exchange agent and the surviving corporation will be entitled to deduct and withhold from any consideration payable such amounts as may be required to be deducted or withheld under the Code, or any other applicable law. To the extent any amount is deducted or withheld, that amount will be treated as having been paid to the person to whom such consideration would otherwise have been paid.

Any portion of the merger fund that remains undistributed one (1) year after the effective time of the merger will, at the request of the surviving corporation, be delivered to the surviving corporation, and any holders of certificates who have not surrendered their certificates may only look to the surviving corporation for the merger consideration. Neither Liberty, Merger Sub, the exchange agent nor the surviving corporation will be liable to anyone for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains various representations and warranties made by Celebrate Express to Liberty and Merger Sub and by Liberty and Merger Sub to Celebrate Express. The assertions embodied in those representations and warranties are subject to qualifications and limitations, including materiality standards, agreed by the parties in connection with negotiating the terms of the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between us and Liberty rather than establishing matters as fact. The representations and warranties of each party set forth in the merger agreement have been made solely for the benefit of the other party to the merger agreement, and such representations and warranties should not be relied on by any other person. In addition, the representations and warranties made by Celebrate Express were qualified by reference to information contained in the disclosure schedules it delivered to Liberty and Merger Sub in connection with the execution of the merger agreement and, to the extent that any of that information has not been included in Celebrate Express’ prior public disclosures (see “Where You Can Find Additional Information” beginning on page 50), Celebrate Express does not believe it is required to disclose that information publicly under standards of materiality applicable under the federal securities laws, but concluded that the information should be included in the disclosure schedules by reason of the materiality standards established between the parties by the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the merger agreement, which subsequent information may or may not be fully reflected in Celebrate Express’ public disclosures.

Representations and Warranties of Celebrate Express.  In the merger agreement, Celebrate Express made representations and warranties to Liberty and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the due organization and valid existence of Celebrate Express;

•	the valid issuance of outstanding Celebrate Express capital stock;

•	the capital structure of Celebrate Express;

•	the necessary corporate power and authority of Celebrate Express to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of the articles of incorporation or bylaws of Celebrate Express;

•	Celebrate Express’s SEC filings since May 31, 2005;

•	the absence of undisclosed liabilities of Celebrate Express;

•	the absence of certain changes in the respective business of Celebrate Express since February 29, 2008;

•	the absence of any litigation and governmental investigations pending or, to Celebrate Express’s knowledge, threatened against Celebrate Express;

•	the compliance by Celebrate Express with applicable laws and with notices, reports and other filings to or with governmental entities;

•	employee benefits plans;

•	the representation of employees of Celebrate Express by labor unions and other labor matters;

•	the payment, and compliance with laws related to the payment, of taxes by Celebrate Express, and other tax matters;

•	the ownership, license and lawful use of intellectual property used by Celebrate Express, and other intellectual property matters;

•	the disclosure of certain material contracts and obligations of Celebrate Express, and the absence of certain defaults thereunder or notifications of termination thereof;

•	certain insurance matters as they relate to Celebrate Express;

•	the real property leased by Celebrate Express and other real estate matters; and

•	absence of brokers’ and finders’ fees (other than the fee to Cowen as our financial advisor in connection with the merger).

Company Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect means with respect to Celebrate Express, any change, event or circumstance resulting in or which could reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of Celebrate Express, taken as a whole. However, a material adverse effect does not include any of the following: (i) changes in national or international economic, political, regulatory or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism so long as such changes do not affect Celebrate Express in a manner disproportionate to other persons operating in the same industry as Celebrate Express; (ii) changes in factors generally affecting the industries or markets in which Celebrate Express operates so long as such changes or factors do not affect Celebrate Express in a manner disproportionate to other persons operating in the same industry as Celebrate Express; (iii) changes in any law, rule or regulation or generally accepted accounting principle or the interpretation thereof; (iv) any action taken pursuant to or in accordance with the merger agreement or taken by or at the request of Liberty; (v) any failure by Celebrate Express to meet any published estimates of revenues or earnings for any period ending on or after the date of the merger agreement and prior to the closing date; (vi) a decline in the price or changes in the trading volume of the shares of Celebrate Express common stock on The Nasdaq Global Market; (vii) changes resulting from the public announcement of the execution of the merger agreement or the consummation of the transactions contemplated thereby; or (viii) disruptions in financial, banking or securities markets generally.

Representations and Warranties of Liberty and Merger Sub.  The merger agreement also contains various representations and warranties made by Liberty and Merger Sub to Celebrate Express, subject to identified exceptions and qualifications, including representations relating to:

•	the due organization, valid existence and good standing of Liberty and Merger Sub;

•	the requisite corporate power and authority of Liberty and Merger Sub to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of the organizational documents or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Liberty or Merger

Sub or any of their properties or assets as a result of the merger agreement or the consummation of the merger;

•	absence of brokers’ and finders’ fees;

•	the information supplied by Liberty and Merger Sub for inclusion or incorporation into this proxy statement; and

•	the financial capability of Liberty and Merger Sub in connection with and for the purpose of consummating the transactions contemplated by the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Celebrate Express.  Except as contemplated or permitted by the merger agreement or as required by law, from June 26, 2008 to the effective time of the merger, or until termination of the merger agreement, Celebrate Express will, unless consented to in writing by Liberty:

•	conduct its business and maintain its books of account and records in the usual, regular and ordinary course consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact its business organization and the goodwill of those having significant business relationships with it and retain the services of its present officers, employees and consultants.

In addition, subject to exceptions referred to in the merger agreement, from the date of the merger agreement to the effective time of the merger, or until termination of the merger agreement, Celebrate Express will not, unless consented to in writing by Liberty:

•	amend its articles of incorporation or bylaws;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in Celebrate Express, except for the issuance of shares of Celebrate Express common stock issuable pursuant to stock options or restricted stock units that are outstanding as of June 26, 2008 and are as of June 26, 2008, or before the effective time become, vested and/or exercisable in accordance with their terms;

•	sell, pledge, license, dispose of or encumber any assets of Celebrate Express, except for: (i) sales of inventories in the ordinary course of business (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000 in the aggregate;

•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of any class, (ii) split, combine or reclassify any shares of capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock;

•	(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible whether directly, indirectly, contingently or otherwise for the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances or contributions or investments in any person; (iii) enter into or amend any material contract or otherwise waive, release or assign any material rights, claims or benefits thereunder; (iv) authorize any capital expenditures for purchase of fixed assets which are, in the aggregate, in excess of $25,000; or (v) authorize any expenditures for purchase of inventory which are in excess of $50,000 for any individual purchase order;

•	(i) increase the compensation payable or to become payable or pay or agree to pay any bonuses to its’ directors, officers, employees, consultants or agents; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of Celebrate Express; (iii) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any plan, to the extent not already provided in any such plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles; or (vi) forgive any loans to directors, officers or employees of Celebrate Express, except, in each case, as may be required by law;

•	take any action to change accounting policies, methods, principles, practices or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or change any current practices or procedures relating to payments of accounts payable and collection of accounts receivable;

•	make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

•	pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in accordance with the terms of any agreement or debt instrument existing at the date of the merger agreement, or otherwise in the ordinary course of business;

•	settle or compromise any pending or threatened actions for an amount payable by or on behalf of Celebrate Express in excess of $250,000 individually or in the aggregate;

•	make any loans or advances to officers, directors, employees, consultants, shareholders or agents of Celebrate Express, or any member of the families of any of them, except for advances to employees for reasonable business expenses in the ordinary course of business;

•	cause or permit Celebrate Express to approve any deviation from the operating and capital budget of Celebrate Express provided to Liberty in connection with the merger agreement of: (i) more than $25,000 in the aggregate from the amount of any marketing expenses set forth in such budget; or (ii) 10% or greater from any other line item or budget category in such budget; or

•	take or agree in writing or otherwise to take, any of the foregoing actions.

Access to Information; Confidentiality

From June 26, 2008 to the effective time of the merger, or until termination of the merger agreement, Celebrate Express will afford Liberty and Liberty’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, contracts, records and personnel. The parties agree that such disclosure shall not waive or diminish the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine, or any other privileges.

Alternative Acquisition Proposals

No Solicitation.  From and after June 26, 2008, Celebrate Express has agreed that neither it nor any of its officers or directors shall, directly or indirectly solicit or intentionally encourage or, except as necessary for the Celebrate Express board of directors to comply with its fiduciary obligations, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Celebrate Express or any of its subsidiaries to, or afford access to the books or records of Celebrate Express or any of its subsidiaries to, any person that has advised Celebrate Express that it may be considering making, or that has made, an acquisition proposal (as defined below).

Notwithstanding the restrictions described above, if the Celebrate Express board of directors:

•	receives an unsolicited, bona fide written acquisition proposal that provides for consideration to be received by the holders of all of the outstanding shares of Celebrate Express stock, and

•	determines in good faith after advice from its financial advisor and legal counsel that the acquisition proposal involves consideration that is, or is reasonably likely to lead to a proposal that is, more favorable from a financial point of view to the Celebrate Express shareholders than the merger; and is reasonably capable of being financed and completed, taking into account the legal, financial and regulatory aspects of the proposal and the person making such a proposal, and

•	determines in good faith after advice from legal counsel that it is necessary for the Celebrate Express board to comply with its fiduciary obligations to the Celebrate Express shareholders under applicable law, then Celebrate Express may furnish nonpublic information to the party making such acquisition proposal and engage in discussions and negotiations with such party, and the Celebrate Express board may withdraw its recommendation to approve the merger and the merger agreement and instead endorse the acquisition proposal, subject to certain notification obligations to Liberty.

As used in the merger agreement, an “acquisition proposal” means (A) any acquisition or purchase of Celebrate Express common stock from Celebrate Express by any person or “group” (as defined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) representing more than a 15% voting interest in the Celebrate Express common stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act of 1934, as amended, and the rules and regulations thereunder) beneficially owning Celebrate Express common stock representing 15% or more of the voting interest in the Celebrate Express common stock or any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Celebrate Express pursuant to which the shareholders of Celebrate Express immediately preceding such transaction hold less than 90% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; or (B) any sale, lease, exchange, transfer, license or disposition of 10% or more of the assets of Celebrate Express.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by mutual written consent of Celebrate Express and Liberty;

•	by either Liberty or Celebrate Express if:

•	the merger shall not have been consummated on or before 11:59 p.m. (Pacific Time) on September 30, 2008, except that the date of termination will be automatically extended until October 31, 2008, if the Securities and Exchange Commission reviews the preliminary proxy statement; or

•	any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger or any other material transaction shall have become final and nonappealable;

•	by Liberty if:

•	Celebrate Express shall have failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by the Celebrate Express at or prior to such date, which such failure is likely to cause any closing condition not to be satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof,

•	the merger or the merger agreement are not approved by the requisite vote of the shareholders of Celebrate Express,

•	holders of more than 5% of Celebrate Express’s common stock shall have validly notified Celebrate Express of intent to exercise their dissenters’ rights, and not withdrawn such notice on or prior to the closing date,

•	the board of directors of Celebrate Express shall have withdrawn, modified or amended its recommendation to approve the merger and the merger agreement to the shareholders in a manner adverse to Liberty or Merger Sub or failed to publicly reconfirm its recommendations within ten (10) business days of receipt of a written request by Liberty to provide such reaffirmation following an alternative acquisition proposal, or

•	the board of directors of Celebrate Express shall have resolved or announced its intention to recommend to the shareholders of Celebrate Express that they approve an alternative acquisition proposal other than the merger;

•	by Celebrate Express if:

•	Liberty or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Liberty or Merger Sub at or prior to the date of such notice, which such failure is likely to cause any closing condition not to be satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof, (or within one (1) business day of the receipt of notice thereof in the case of a failure of Liberty to deposit the merger consideration with the exchange agent);

•	the merger and the merger agreement are not approved by the requisite vote of the shareholders of Celebrate Express at the shareholders’ meeting; or

•	Celebrate Express receives an unsolicited bona fide written alternative acquisition proposal (in accordance with the terms and conditions of the merger agreement) and prior to or concurrently with such termination, Celebrate Express pays a termination fee (as described in the section of this proxy statement entitled “The Merger Agreement — Fees and Expenses; Termination Fee”) to Liberty.

Fees and Expenses; Termination Fee

Except for the termination fee and the limited circumstances under which a party would be obligated to reimburse the other party for its fees and expenses described below, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Fees and Expenses.  Under the merger agreement, Celebrate Express shall reimburse Liberty for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel and financing commitment fees) reasonably incurred by Liberty in connection with the merger agreement the transactions contemplated thereby, up to a maximum amount of $300,000 in the aggregate, if:

•	Celebrate Express terminates the merger agreement because Celebrate Express shareholders fail to approve the merger;

•	Liberty terminates the merger agreement because Celebrate Express shareholders fail to approve the merger; or

•	Liberty terminates the merger agreement because holders of more than 5% of Celebrate Express’s voting stock have notified Celebrate Express of their intent to demand payment under the dissenters’ rights statute of the Washington Business Corporation Act.

Termination Fees.  Celebrate Express shall pay Liberty a non-refundable termination fee equal to $900,000 if:

•	the board of directors of Celebrate Express (i) withdraws, modifies or amends its recommendations in a manner adverse to Liberty or Merger Sub or failed to publicly reconfirm its recommendation to approve the merger within ten (10) business days of receipt of a written request by Liberty to provide such reaffirmation following an alternative acquisition proposal, or (ii) shall have resolved or announced its intention to recommend to the shareholders of the Celebrate Express that they approve an acquisition proposal other than the merger;

•	Celebrate Express receives an unsolicited bona fide written acquisition proposal and the board of directors of Celebrate Express determines that its fiduciary duties require it to accept such acquisition proposal; or

•	either party terminates the merger agreement because it has not been consummated by September 30, 2008 or October 31, 2008, as applicable, and, within nine (9) months after such termination, Celebrate Express enters into an alternative acquisition proposal with another party (even if such transaction is not completed within such nine (9) month period).

Celebrate Express shall pay Liberty a non-refundable termination fee equal to $750,000 if Liberty terminates the merger agreement due to Celebrate Express’ failure to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Celebrate Express at or prior to such date, which is reasonably likely to result in any closing condition not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof.

Liberty shall pay Celebrate Express a non-refundable termination fee equal to $750,000 if Celebrate Express terminates the merger agreement due to Liberty’s or Merger Sub’s failure to comply in any material respect with any of the covenants or agreements contained in the merger agreement to be complied with or performed by Liberty or Merger Sub at or prior to the applicable date, which is reasonably likely to result in any closing condition not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice of such failure (or within one (1) business day of the receipt of notice in the case of a failure of Liberty to deposit the merger consideration with the exchange agent).

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the merger agreement, Liberty has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors or officers of Celebrate Express, as provided in the articles of incorporation and bylaws of Celebrate Express or in separate agreements between Celebrate Express and individual officers and directors, shall continue to be binding upon the surviving corporation. Liberty has agreed to fulfill and honor in all respects such obligations, and not to amend, repeal or modify any of the rights to indemnification as they exist on June 26, 2008 so as to adversely affect any current or former officer or director of Celebrate Express. Liberty has also acknowledged that Celebrate Express will, prior to the closing of the merger, obtain a policy of directors’ and officers’ liability insurance with a tail period of six years from the closing date of the merger, and agreed that neither Liberty nor the surviving corporation shall take any action to amend, repeal or modify such policy in any manner.

Publicity

Celebrate Express and Liberty have agreed to consult with each other before issuing any press release or otherwise making any public statement or making any other public disclosure regarding the terms of the merger agreement and the transactions contemplated by the merger agreement, and have agreed that neither of Celebrate Express or Liberty shall issue any such press release or make any such statement or disclosure without the prior approval of the other, except as may be required by law or any listing agreement with or rules of the Nasdaq Global Market.

Consents and Approvals

Liberty and Celebrate Express have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Liberty and Celebrate Express have also agreed to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Celebrate Express or Liberty or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

Each of Liberty and Celebrate Express has agreed to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as practicable after June 26, 2008, the transactions contemplated by the merger agreement, including, without limitation, making all necessary filings, notifications, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under any applicable federal or state securities laws, or any other applicable law; and contesting any legal proceeding relating to the merger or the other transactions contemplated by the merger agreement.

Director Resignations

Celebrate Express agreed in the merger agreement that it shall obtain and deliver to Liberty prior to the closing date of the merger the resignation of each director of Celebrate Express (in each case, in their capacities as directors, and not as officers or employees).

Regulatory Approvals; Conditions to Completing the Merger

Regulatory Approvals.  We are not aware of any material regulatory requirements applicable to the merger under any U.S. state or federal law or regulation, other than any requirements under applicable federal and state securities laws and regulations and Washington corporate law.

Conditions to Each Party’s Obligation.  The obligations of Celebrate Express, Liberty and Merger Sub to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the merger shall have been approved by the requisite votes of the shareholders of Celebrate Express; and

•	no statute, rule, order, decree or regulation shall have been enacted or promulgated by any governmental entity or authority of competent jurisdiction that prohibits the consummation of the merger or made the merger illegal.

Conditions to the Obligation of Liberty and Merger Sub.  The obligation of Liberty and Merger Sub to effect the merger is subject to the satisfaction or waiver of each of the following additional conditions, any or all of which may be waived by Liberty and Merger Sub:

•	there shall be not be pending or threatened any action in which a governmental authority is challenging or seeking to restrain, prohibit or unreasonably delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	no legal requirement shall have been issued or enacted by any government authority that remains in effect or that is deemed applicable to the merger that prohibits or prevents the merger or makes consummation of the merger illegal;

•	Celebrate Express shall not have breached or failed to perform or comply with, in any material respect, any of its material covenants, obligations or agreements to be performed or complied with by it under the merger agreement;

•	certain of the representations and warranties of Celebrate Express contained in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the closing date, as though made on and as of the closing date, except for any variance in the number of certain outstanding shares of Celebrate Express stock that is not caused by Celebrate Express’s breach of its covenants in the merger agreement;

•	the merger agreement shall not have been terminated in accordance with its terms;

•	the board of directors of Celebrate Express shall not have withdrawn, modified or amended the recommendation to vote in favor of the merger and the merger agreement, or shall not have failed upon Liberty’s request to publicly reconfirm such recommendations, or shall not have endorsed, approved or recommended any alternative acquisition proposal;

•	consents to the transaction from certain of our lessors and licensors shall have been received;

•	since June 26, 2008, there shall not have occurred any event, change or circumstance which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the total number of dissenting shares shall not be more than five percent (5%) of the total number of outstanding shares of Celebrate Express common stock;

•	Celebrate Express shall have delivered certain closing certificates to Liberty;

•	Celebrate Express shall have delivered an executed legal opinion from Heller Ehrman LLP, counsel to the company;

•	a distribution agreement between Celebrate Express and BuySeasons, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty, shall be in full force and effect immediately prior to the effective time and Celebrate Express shall not have taken any action (including the delivery of notice) to terminate or cancel such agreement, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective; and

•	all members of the board of directors of Celebrate Express shall have resigned from the board of directors of Celebrate Express effective immediately prior to the effective time.

Conditions to the Obligation of Celebrate Express.  The obligation of Celebrate Express to complete the merger is subject to the following additional conditions, any or all of which may be waived by Celebrate Express:

•	each of the representations and warranties of Liberty and Merger Sub in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both on June 26, 2008 and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time and Liberty and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them as of the effective time of the merger; and

•	Liberty shall have delivered to Celebrate Express a certificate regarding its fulfillment of certain conditions contained within the merger agreement.

Amendment

The merger agreement may be amended only by written agreement of Liberty, Merger Sub and Celebrate Express.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties made to such party in the merger agreement and waive compliance with any of the agreements or conditions for the benefit of such party in the merger agreement. No waiver of any provision of the merger agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a party to seek a remedy for noncompliance or breach by another party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

Assignment

No party to the merger agreement may assign, hypothecate or otherwise transfer the merger agreement nor any rights or obligations under the merger agreement without the prior written consent of the other party, provided that Liberty may assign the merger agreement or any rights thereunder to another entity that is controlled by, controls or is under common control with Liberty if Liberty remains obligated under the merger agreement.

RELATED AGREEMENTS

Voting Agreements

In connection with the merger, ARCH Venture Fund IV, LP, Spencer Capital Management, LLC, and Thesis Capital Management, LLC and their respective affiliated funds, as shareholders of Celebrate Express, have entered into a voting agreement with Liberty. The terms of the voting agreements provide that the shareholders will vote all shares of Celebrate Express common stock beneficially owned by them in favor of the approval of the merger and the merger agreement and against any competing proposal.

The voting agreements also required the shareholders to deliver an irrevocable proxy to Liberty. The irrevocable proxy enables Liberty to vote the shareholders’ shares at every annual, special or adjourned meeting of the shareholders of Celebrate Express and in every written consent in lieu of such meeting to approve the merger. As of the record date for the special meeting, the Celebrate Express shareholders who entered into the voting agreements collectively held 3,162,745 shares of Celebrate Express common stock which represents approximately 40% of the outstanding Celebrate Express common stock entitled to vote at the special meeting. None of the shareholders who are parties to the voting agreements was paid additional consideration in connection with the voting agreements. A copy of the voting agreement is attached as Appendix D to this proxy statement.

Other Agreements

In connection with the execution of the merger agreement, BuySeasons, Inc., an indirect wholly owned subsidiary of Liberty, and Celebrate Express have entered into a distribution agreement, dated as of June 26, 2008, which provides that BuySeasons, Inc. will perform certain fulfillment services on behalf of Celebrate Express with respect to Celebrate Express’ Halloween costume sales. This distribution agreement’s term expires January 31, 2009 and is independent, and survives any termination, of the merger agreement.

In connection with the approval of the merger agreement, our board of directors has approved the amendment of the existing severance and change of control agreements between Celebrate Express and the following officers of Celebrate: Dennis Everhart, Kristopher Galvin, DeWitt Kendall and Lisa Tuttle. These amendments extend the expiration date of each severance and change of control agreement to November 1, 2008.

OTHER IMPORTANT INFORMATION REGARDING CELEBRATE EXPRESS

Price Range of Common Stock

Our common stock is quoted on the Nasdaq Global Market under the symbol “BDAY.” The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the Nasdaq Global Market, the principal market in which the common stock is traded. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Fiscal Year 2009:
First Quarter (through June 26, 2008)	$2.95	$2.19
Fiscal Year 2008 (ended May 31, 2008):
First Quarter	$10.43	$8.51
Second Quarter	9.54	8.52
Third Quarter	8.87	5.01
Fourth Quarter	5.69	2.95
Fiscal Year 2007 (ended May 31, 2007):
First Quarter	$13.65	$10.10
Second Quarter	13.25	12.08
Third Quarter	13.00	9.25
Fourth Quarter	10.88	8.16
Fiscal Year 2006 (ended May 31, 2006):
First Quarter	$15.20	$11.50
Second Quarter	14.50	12.19
Third Quarter	15.39	11.00
Fourth Quarter	13.80	11.43

On June 26, 2008, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of our common stock were $2.65 and $2.30 per share, respectively, and the closing price was $2.30 per share.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 1, 2008, certain information regarding the beneficial ownership of Celebrate Express common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director serving on our board of directors; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The amounts for common stock beneficially owned as of July 1, 2008 exclude stock options which are not exercisable within 60 days of July 1, 2008 but for which the vesting will accelerate at the time of the merger.

	Outstanding Shares
	of Common Stock	Percent of
Beneficial Owner(1)	Beneficially Owned(2)	Class(3)

Five Percent Shareholders
ARCH Venture Fund IV, L.P.(4) 8725 Higgins Road, Suite 290 Chicago, IL 60631	1,031,196	12.9
Hawkshaw Capital Management, LLC(5) 400 Madison Avenue, 14th Floor New York, NY 10017	1,011,235	12.7
Prime Logic Capital, LLC(6) 520 Madison Avenue New York, NY 10022	671,700	8.4
Spencer Capital Management, LLC(7) 1995 Broadway, Suite 1801 New York, NY 10023	1,502,221	18.8
Stephens Investment Management, LLC(8) 1995 Broadway, Suite 1801 New York, NY 10023	431,801	5.4
T2 Partners Management, LP(9) 145 East 57th Street, 10th Floor New York, NY 10022	761,417	9.5
Thesis Capital Management, LLC(10) 60 E. 42nd Street, Suite 1245 New York, NY 10165	629,328	7.9
Named Executive Officers and Directors
Kevin A. Green(11)	150,000	1.8
Darin White(12)	—	*
Kristopher S. Galvin	—	*
Lisa Tuttle(13)	19,786	*
Dennis Everhart(14)	5,250	*
Harold Egler	—	*
Keith Crandell(15)	1,067,347	13.3
Estelle DeMuesy(16)	19,042	*
Donald R. Hughes(17)	22,354	*
Jean Reynolds(18)	22,354	*
Stephen Roseman(19)	639,542	8.0
Kenneth Shubin Stein, M.D.(20)	1,512,435	18.9
All directors and executive officers as a group (12 persons)(21)	3,458,894	41.9

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as noted above, all beneficial owners can be reached c/o Celebrate Express, Inc., 11232 — 120th Avenue NE, Kirkland, Washington 98033.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 7,987,450 shares of common stock outstanding as of July 1, 2008, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after July 1, 2008, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	Consists of 1,004,754 shares held by ARCH Venture Fund IV, L.P. and 26,442 shares held by ARCH Entrepreneurs Fund, L.P. Excludes 13,797 shares and options to purchase shares, 22,354 of which are exercisable within 60 days of July 1, 2008, held by Keith L. Crandell who is a managing director of ARCH Venture Partners IV, L.L.C., the general partner of ARCH Venture Fund IV, L.P. and ARCH Entrepreneurs Fund, L.P.

(5)	The information is based upon this entity’s Schedule 13G filing in February 2008.

(6)	The information is based upon this entity’s Schedule 13F filing in May 2008.

(7)	Consists of 1,502,221 shares held by Spencer Capital Management, LLC. Excludes options to purchase shares, 10,214 of which are exercisable within 60 days of July 1, 2008, held by Dr. Kenneth Shubin Stein, who is a member of Spencer Capital Management, LLC.

(8)	The information is based upon this entity’s Schedule 13G filing in January 2008.

(9)	The information is based upon this entity’s Schedule 13F filing in May 2008.

(10)	Consists of 516,769 shares held by Thesis Capital Master Fund Limited and 112,559 shares held by Thesis Capital, LP. Excludes options to purchase shares, 10,214 of which are exercisable within 60 days of July 1, 2008, held by Mr. Stephen Roseman, who is the sole manager of Thesis Capital Management, LLC, the managing entity of Thesis Master Fund Limited and Thesis Capital, LP.

(11)	Includes options to purchase shares, 150,000 of which are exercisable within 60 days of July 1, 2008 owned by Mr. Green.

(12)	Mr. White’s employment with the company ended on October 12, 2007.

(13)	Includes options to purchase shares, 13,125 of which are exercisable within 60 days of July 1, 2008 owned by Ms. Tuttle.

(14)	Includes options to purchase shares, 5,250 of which are exercisable within 60 days of July 1, 2008 owned by Mr. Everhart.

(15)	Includes shares described above in footnote (4), 13,797 shares and options to purchase shares, 22,354 of which are exercisable within 60 days of July 1, 2008 owned by Mr. Crandell.

(16)	Includes options to purchase shares, 19,042 of which are exercisable within 60 days of July 1, 2008 owned by Ms. DeMuesy.

(17)	Includes options to purchase shares, 22,354 of which are exercisable within 60 days of July 1, 2008 owned by Mr. Hughes.

(18)	Includes options to purchase shares, 22,354 of which are exercisable within 60 days of July 1, 2008 owned by Ms. Reynolds.

(19)	Includes shares described above in footnote (10) and options to purchase shares, 10,214 of which are exercisable within 60 days of July 1, 2008 owned by Mr. Roseman.

(20)	Includes shares described above in footnote (7) and options to purchase shares, 10,214 of which are exercisable within 60 days of July 1, 2008 owned by Dr. Kenneth Shubin Stein.

(21)	Includes 274,907 shares issuable upon exercise of options exercisable within 60 days of July 1, 2008.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of our common stock to dissent from the merger and receive cash equal to the fair value of their shares of common stock. This summary is not a complete statement of the law, and you should read the applicable sections of Chapter 23B.13 of the Washington Business Corporation Act, which is attached as Appendix C to this proxy statement in its entirety. If you are contemplating dissenting from the merger, you should carefully review the text of Appendix C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You are also encouraged to consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Washington Business Corporation Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand the fair value for your shares of common stock if the merger is consummated;

•	not vote your shares of our common stock at the special meeting, either in person or by proxy, in favor of the proposal to approve the merger and the merger agreement; and

•	follow the statutory procedures for perfecting dissenters’ rights under the Washington Business Corporation Act, which are described below under “Appraisal Procedure.”

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will receive the merger consideration set forth in the merger agreement. Submitting a proxy card that does not direct how the shares of common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and the merger agreement and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger and the merger agreement, without any further action, will not satisfy the notice requirement referred to above. You must file the written notice of your intent to exercise dissenters’ rights with Celebrate Express, Inc. at 11232 — 120th Avenue NE, Kirkland, Washington 98033, Attention: Corporate Secretary.

Appraisal Procedure

Within ten days after the effective time of the merger, we will send a written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment must be sent and where and when certificates representing shares of common stock must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares of common stock or an interest in it;

•	the date by which we must receive the demand for payment; and

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act.

If you wish to assert dissenters’ rights, you must demand payment and deposit your share certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your share certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

Except as provided below, within 30 days of the later of the effective time of the merger or our receipt of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements of the Washington Business Corporation Act the amount we estimate to be the fair value of the shareholder’s common stock, plus accrued interest. We will include the following information with the payment:

•	financial data relating to us;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

For dissenting shareholders who were not the beneficial owner of the shares of our common stock before June 26, 2008, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

If you are dissatisfied with your payment or offer or believe that the interest due is incorrectly calculated, or if we fail to make payment for your shares within 60 days after the date set for demanding payment, you may, within 30 days of the payment or offer for payment, notify us in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by us of his or her payment demand, we must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

If the court determines that the fair value of the shares is in excess of any amount remitted by us then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against us except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith. The court may award, in its discretion, fees and expenses of the attorney for any dissenting shareholders out of the amount awarded to the shareholders if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against us.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of our common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value and must exercise those rights with respect to all shares of which they are beneficial owners or over which they have the power to direct the vote.

For purposes of the Washington Business Corporation Act, “fair value” means the value of our common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the Washington Business Corporation Act, a shareholder has no right, at law or in equity, to set aside the approval of the merger agreement or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the Washington Business Corporation Act, Revised Code of Washington sections 25.10.900 through 25.10.955, our articles of incorporation or bylaws, or was fraudulent with respect to that shareholder or Celebrate Express.

Additional Information

You should be aware that, although the board of directors has not made a determination of the current fair value of shares of our common stock, if it were required to do so it would likely take into account a number of factors, including but not limited to:

•	general economic conditions and the uncertain outlook for improvement within the celebratory products industry;

•	our relative strength in comparison to our competitors; and

•	the fact that the trading price of our stock has been below $3.90 per share.

In addition, our board of directors will likely consider the risks and limitations of our business that led us to seek an acquirer, as described in further detail under “The Merger — Background of the Merger” beginning on page 12. Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting shareholders that the “fair value” determined by the board will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for shareholders to contest the board’s determination of “fair value,” there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

OTHER MATTERS

Other Business at the Special Meeting

Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and our investor relations website at http://www.celebrateexpress.com/investors.php. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Celebrate Express to 11232 — 120th Avenue NE, Kirkland, Washington 98033, Attention: Corporate Secretary, or telephone at (425) 250-1064.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 7, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LIBERTY MEDIA CORPORATION,
WASHINGTON MERGER SUB, INC.,
AND
CELEBRATE EXPRESS, INC.

June 26, 2008

A-i

EXHIBITS

Exhibit A — Articles of Merger
Exhibit B — Legal Opinion of Heller Ehrman LLP

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 26, 2008, by and among Liberty Media Corporation, a Delaware corporation (“Parent”), Washington Merger Sub, Inc., a Washington corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Celebrate Express, Inc., a Washington corporation (the “Company”), with reference to the following facts:

RECITALS

A. The Boards of Directors of Parent, Merger Sub and the Company has each determined that it is advisable and in their best interests and the best interests of their shareholders for Parent to acquire the Company upon the terms and subject to the conditions provided in this Agreement.

B. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub into the Company in accordance with this Agreement and Washington Business Corporations Act (“WBCA”) set forth in Revised Code of Washington (RCW), Chapter 23B. Upon consummation of the Merger, Merger Sub will cease to exist, and the Surviving Corporation (as defined below) will become a wholly owned subsidiary of Parent.

C. The Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger, this Agreement and the other transactions contemplated hereby and the Board of Directors of the Company has resolved to make the Recommendations (as defined below).

AGREEMENT

ACCORDINGLY, in consideration of the foregoing and the following representations, warranties, covenants and agreements, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions.  Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings specified or referred to for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Proposal” — means a proposal or offer with respect to: (A) any acquisition or purchase of Company Common Stock from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing more than a 15% voting interest in the Company Common Stock or any tender offer or exchange offer or privately negotiated share transfer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Common Stock representing 15% or more of the voting interest in the Company Common Stock or any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in any class or series of capital stock of the surviving or resulting entity of such transaction; or (B) any sale, lease, exchange, transfer, license or disposition of 10% or more of the assets of the Company.

“Action” — means any civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation.

“Affiliate” — means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” — as defined in the preamble.

“Antitrust Laws” — as defined in Section 6.6(b).

“Antitrust Order” — as defined in Section 6.6(b).

“Applicable Date” — as defined in Section 3.6(a).

“Articles of Merger” — as defined in Section 2.3.

“Closing” — as defined in Section 2.2.

“Closing Date” — means the date and time that the Closing takes place.

“Code” — means the Internal Revenue Code of 1986, as amended.

“Company” — as defined in the preamble.

“Company Common Stock” — means the Common Stock, $0.001 par value, of the Company.

“Company Indemnification Provisions” — as defined in Section 6.5(a).

“Company IP Rights” — as defined in Section 3.9(b).

“Company Reports” — as defined in Section 3.6(a).

“Confidentiality Agreement” — means the Confidentiality Agreement dated February 27, 2008 between Parent and Cowen, on behalf of the Company.

“Contract” — means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“Cowen” — means Cowen and Company, LLC.

“Disclosure Schedule” — means the Disclosure Schedule referred to in Section 3, which is signed and delivered to Parent by the Company concurrently with this Agreement.

“Dissenting Shares” — means Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has complied with RCW 23B.13.210.

“Effective Time” — as defined in Section 2.3.

“ERISA” — as defined in Section 3.12.

“ESPP” — as defined in Section 2.9(b).

“Exchange Act” — means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” — means American Stock Transfer & Trust Company.

“Excluded Shares” — means any shares of Company Common Stock held as of the Effective Time by Parent or Merger Sub.

“Fairness Opinion” — as defined in Section 3.3(b).

“GAAP” — means generally accepted accounting principles in the United States of America.

“Governmental Authority” — means any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity.

“Indemnified Parties” — as defined in Section 6.5(a).

“Intellectual Property” — as defined in Section 3.9(a).

“IP Licenses” — as defined in Section 3.9(d).

“IRS” — means the Internal Revenue Service.

“Knowledge of the Company” or “to the Company’s Knowledge” — means the actual knowledge, after reasonable inquiry, of the Chief Executive Officer or any Vice President of the Company, or any other officer of the Company having primary responsibility for the subject matter in question.

“Latest Balance Sheet” — as defined in 3.6(d).

“Legal Requirements” — means, collectively, all foreign, federal, state, local or municipal law, statutes and ordinances (and any rules and regulations promulgated thereunder), common law, or any rule, regulation, standard, order, writ, injunction, award, judgment, agency requirement, decree, license or permit of any Governmental Authority applicable to a Party or the assets, properties or business of a Party.

“Lien” — means all mortgages, liens, pledges, charges, security interests or encumbrances of similar effect.

“Material Adverse Effect” — means any change, event or circumstance resulting in or which could reasonably be expected to result in a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, taken as a whole; provided, however, that no change, effect or circumstance resulting from or relating to any of the following shall be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes in national or international economic, political, regulatory or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism so long as such changes do not affect the Company in a manner disproportionate to other Persons operating in the same industry as the Company; (ii) changes in factors generally affecting the industries or markets in which the Company operates so long as such changes or factors do not affect the Company in a manner disproportionate to other Persons operating in the same industry as the Company; (iii) changes in any law, rule or regulation or GAAP or the interpretation thereof; (iv) any action taken pursuant to or in accordance with this Agreement or taken by or at the request of Parent; (v) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date (it being understood, however, that any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vi) a decline in the price or changes in the trading volume of the shares of Company Common Stock on The Nasdaq Global Market (it being understood, however, that any circumstance, change or effect causing or contributing to such decline in price or changes in trading volume may constitute a Material Adverse Effect with respect to the Company to the extent otherwise consistent with this definition and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company); (vii) changes resulting from the public announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby; or (viii) disruptions in financial, banking or securities markets generally.

“Material Contract” — means the Contracts meeting the standards set forth in Section 3.10(a)(i)-(ix) and the IP Licenses identified or required to be identified on Part 3.9(d) of the Disclosure Schedule, together in each case with all exhibits and schedules to such Contracts or IP Licenses.

“Merger” — as defined in Recital B.

“Merger Consideration” — means an amount per Share equal to THREE DOLLARS AND NINETY CENTS ($3.90).

“Merger Sub” — as defined in the preamble.

“Nasdaq” — means The Nasdaq Stock Market, Inc.

“Organizational Documents” — means (a) the articles or certificate of incorporation or association and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of association or certificate of formation and the bylaws or the limited liability company or operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any entity; and (f) any amendment to any of the foregoing.

“Parent” — as defined in the preamble.

“Party” — means Parent, Merger Sub or the Company, and “Parties” means Parent, Merger Sub and the Company.

“Permits” — means all authorizations, licenses, permits, certificates, certifications, approvals, registrations, franchises and orders of any Governmental Authority.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, the executors, administrators or other legal representative of an individual in such capacity, unincorporated association, joint venture, a government or any agency or department of any government or other entity.

“Plans” — as defined in Section 3.12(a).

“Proxy Statement” — as defined in Section 6.1(a).

“Purchase Right” — as defined in Section 2.9(b).

“Recommendations” — as defined in Section 3.3(b).

“Restricted Stock Units” — means a right to receive shares of Company Common Stock granted under the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans to employees, officers, directors and consultants of the Company.

“Sarbanes-Oxley Act” — means the Sarbanes-Oxley Act of 2002.

“SEC” — means the United States Securities and Exchange Commission.

“Securities Act” — means the Securities Act of 1933, as amended.

“Shareholders’ Meeting” — as defined in Section 6.1(b).

“Shares” — means all the issued and outstanding shares of Company Common Stock except for the Excluded Shares.

“Stock Option” — means an option to purchase shares of Company Common Stock granted under the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans to employees, officers, directors and consultants of the Company.

“Subsidiary” — as to any Person, an entity, such as a corporation, partnership, firm, limited liability company, association, business organization, enterprise or other entity, in which such Person holds directly or indirectly (through one or more other Subsidiaries) securities or other interests conferring the power to elect a majority of the board of directors or similar governing body, or otherwise conferring the power to direct the business and policies of such entity.

“Superior Proposal” — means a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Proposal to “10%”, “15%” and “90%” shall be “50%”) which (A) if consummated, would result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (including any revisions hereto) and (B) is reasonably likely to be financed and completed, taking into account the various legal, financial and regulatory aspects of the proposal and the Person making the proposal.

“Surviving Corporation” — as defined in Section 2.1.

“Tax Agency” — means any governmental agency dealing with the administration or the collection of Taxes.

“Tax Return” — means any return, information statement, declaration, disclosure, schedule, or report relating to any and all Taxes, including any amendments of any previously filed return filed or required to be filed with any Tax Agency.

“Tax” or “Taxes” — means any United States, foreign, federal, state, and local taxes, assessments, duties and other similar governmental charges and impositions, including all customs duties, taxes based upon or measured by gross receipts, income, profits, windfall severance, production, license, franchise, sales, use and occupation, capital stock, paid up capital, commercial rent and value added, ad valorem, transfer, franchise, withholding (whether as a withholding agent or direct obligee), payroll, recapture, employment, excise, property taxes, or similar taxes together with all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” — means September 30, 2008, or in the event that the Proxy Statement is reviewed by the SEC, October 31, 2008.

“Termination Fee” — as defined in Section 8.4.

“Trade Secrets” — means confidential information, trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists).

“Transaction Costs” — means the fees, expenses and disbursements of a Party and its agents, representatives, accountants, financial advisors, investment bankers, brokers, finders and counsel incurred by or on behalf of the Party in connection with the subject matter of this Agreement and any amendment hereto.

“Voting Debt” — as defined in 3.4(c).

“WBCA” — as defined in Recital B.

1.2 Rules of Construction.  This Agreement has been negotiated by the Parties and is to be interpreted according to its fair meaning as if the Parties had prepared it together and not strictly for or against any Party. References in this Agreement to Sections are to Sections of or to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others. “Including” means “including without limitation.” “Or” is used in the inclusive sense of “and/or.”

2.	THE MERGER

2.1 The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and applicable provisions of the WBCA: (i) Merger Sub shall be merged with and into the Company; (ii) the separate corporate existence of Merger Sub shall cease; and (iii) the Company shall be the surviving corporation (the “Surviving Corporation”) and will be an indirect wholly owned Subsidiary of Parent.

2.2 Closing.  The consummation of the Merger (the “Closing”) shall take place at the offices of Sherman & Howard L.L.C., 633 17th Street, Suite 3000, Denver, Colorado 80123, at 10:00 a.m., local time, on a date to be designated by Parent, which shall be no later than the fifth business day after satisfaction or waiver of all of the conditions set forth in Section 7, or such later date as or as Parent and the Company shall agree. Upon agreement of the Parties, the Closing may be conducted by e-mail or facsimile transmission and wire transfer. In such event, at or before the Closing, each Party shall deliver to the others by e-mail or facsimile transmission scanned executed originals of each agreement, certificate or other document contemplated hereby to which it is a party and shall deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing. The documents, certificates and agreements so delivered shall for all purposes be deemed originals thereof and the signatures of the Parties thereon shall be deemed original signatures. Promptly following the Closing, each Party shall deliver by overnight courier to the appropriate other Party or Parties the executed originals of all transaction agreements and all other original documents and certificates required to be delivered by it at or before the Closing. The failure of any Party to deliver executed originals after the Closing shall not affect the validity of any action taken at the Closing.

2.3 Effective Time.  On the Closing Date, the Parties shall cause the Merger to be consummated by filing articles of merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the Washington Secretary of State, and executed in accordance with, the applicable provisions of the WBCA (the time that the Articles of Merger are accepted for filing by the Washington Secretary of State being the “Effective Time”).

2.4 Effect of the Merger.  The effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Incorporation; Bylaws.  At the Effective Time, the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately before the Effective Time (except that the corporate name shall be changed to Company name), shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, until amended in accordance with the WBCA and such Articles of Incorporation and Bylaws.

2.6 Directors and Officers.  The directors and officers of Merger Sub immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

2.7 Further Action After the Effective Time.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately before the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.8 Conversion of Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub, the Company Common Stock other than the Dissenting Shares and any shares to be cancelled pursuant to Section 2.8(c) shall be converted into the right to receive cash and the capital stock of Merger Sub will be converted into Company Common Stock in the following manner:

(a) Conversion of Company Stock.  Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than any shares to be cancelled pursuant to Section 2.8(c) and any Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration in cash without interest on the terms set forth in this Agreement, subject to adjustment to the amount of the Merger Consideration in the event of any stock split, stock combination, stock dividend, reclassification or other similar action taken with respect to the outstanding Company Common Stock between the date hereof and prior to the Effective Time. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate and other proper documentary evidence in accordance with Section 2.10, without interest thereon.

(b) Conversion of Merger Sub Stock.  Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shares shall constitute all of the issued and outstanding shares of the Surviving Corporation immediately after the Effective Time.

(c) Cancellation of Excluded Shares.  Any and all Excluded Shares shall be automatically cancelled and retired and shall cease to exist, without payment of any consideration therefor.

(d) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to dissent. From and after the Effective Time, a shareholder who has properly exercised such dissenter’s rights shall not have any rights of a shareholder of the Company or the Surviving Corporation with respect to such Dissenting Shares, except those provided under RCW 23B.13.230. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with RCW 23B.13, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to dissent, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates representing such Shares and other proper documentary evidence pursuant to Section 2.10.

(ii) The Company shall give Parent (i) prompt notice of any written notice received by the Company for dissenter’s rights with respect to any Shares, attempted withdrawals of such notices and any other instruments served pursuant to RCW 23B.13 and received by the Company relating to dissenter’s rights and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to dissenter’s rights under the WBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any dissenter’s rights or settle or offer to settle any such dissenter’s rights.

2.9 Stock Options and Restricted Stock Units; Employee Stock Purchase Plan.

(a) Stock Options and Restricted Stock Units.  At the Effective Time, each outstanding Stock Option, vested or unvested, shall be cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Stock Option as to which the exercise price is less than the Merger Consideration an amount equal to (i) the amount by which the Merger Consideration exceeds such exercise price multiplied by (ii) the number of shares of Company Common Stock subject to purchase upon the exercise of the Stock Option, assuming the vesting of such Stock Option was accelerated in accordance with the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans as of the Effective Time, less (iii) any required withholdings. As of immediately prior to the Effective Time, the vesting of all Restricted Stock Units shall accelerate in accordance with the 2004 Amended and Restated Equity Incentive Plan or its predecessor plans as of the Effective Time, and the Company Common Stock underlying the same shall be deemed issued.

(b) Employee Stock Purchase Plan.  At the Effective Time, each outstanding purchase right (each, a “Purchase Right”) under the Company’s 2004 Employee Stock Purchase Plan or its predecessor plans (the “ESPP”), shall be cancelled and, as soon as reasonably practicable after the Effective Time, Parent shall pay to each holder of a Purchase Right an amount equal to (i) the amount by which the Merger Consideration exceeds the purchase price under such Purchase Right by (ii) the number of shares of Company Common Stock issuable to the holder of such Purchase Right had such Purchase Right been exercised immediately prior to the Effective Time, less (iii) any required withholdings. Within five (5) days following the Effective Time, Parent shall cause the Company to return to participants their respective accumulated payroll contributions not applied to the purchase of shares of Company Common Stock under the ESPP, if any.

(c) Further Actions.  At or prior to the Effective Time, the Board of Directors of the Company shall adopt any resolutions and take any actions (including, without limitation, providing any required notice to holders of the Stock Options or Purchase Rights) which are necessary to effectuate the provisions of this Section 2.9. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Stock Options or Restricted Stock Units, or pursuant to the ESPP after the Effective Time.

2.10 Delivery of Certificates; Payment.

(a) Deposit of Funds.  Immediately before the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Shares funds sufficient to pay the Merger Consideration for each Share.

(b) Delivery Procedures.  After the Effective Time, each holder of a certificate which represented Shares immediately before the Effective Time shall, upon surrender of such certificate(s) accompanied by a properly completed letter of transmittal in the form to be provided by Parent, and such other customary documents as may be required pursuant to the letter of transmittal, to the Exchange Agent, be entitled to receive in exchange therefor the Merger Consideration for each Share represented by such certificate. Until properly surrendered, each outstanding certificate that, before the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration that such holder is entitled to receive in the Merger. Notwithstanding the foregoing, any surrendered certificate that represents Dissenting Shares shall be returned to the person surrendering such certificate pending resolution of any dissenter’s rights.

(c) Termination of Funds; No Liability.  At any time after one (1) year following the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed to holders of certificates representing Shares and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or similar laws) with respect to the Merger Consideration payable upon due surrender of their certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares immediately before the Merger for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Legal Requirement (including state, local and foreign laws). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the payees in respect of which such deduction and withholding was made.

(e) Lost, Stolen or Destroyed Certificates.  In the event any certificate representing Shares shall have been lost, stolen or destroyed, the Exchange Agent or Parent (as applicable) shall, upon the making of an affidavit of that fact by the holder thereof, pay the Merger Consideration that such holder is entitled to receive in the Merger; provided, that Parent may, in its sole discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed certificates to post a bond in such sum as Parent may require as indemnity against any claim that may be made against Parent the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11 Stock Transfer Books.  All Merger Consideration paid upon surrender of the certificates representing Shares in accordance with the provisions of this Article II will be deemed to have been issue in full satisfaction of all rights pertaining to the Shares theretofor represented by such certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule, delivered by the Company to Parent at least one day prior to the execution of this Agreement, and which specifically qualifies any of the following representations and warranties, the Company hereby represents and warrants to Parent and Merger Sub that:

3.1 Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and to perform all its obligations under the Material Contracts. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, all of which jurisdictions are listed on Part 3.1 of the Disclosure Schedule. True and complete copies of the Company’s Organizational Documents in effect on the date hereof have been filed with the SEC and referenced as exhibits to the Company’s Annual Report on Form 10-K for the period ended May 31, 2007 and in the Company’s Current Report on Form 8-K filed on March 15, 2007. No corporate action has been taken with respect to any amendment to the Company’s Organizational Documents (except for any such amendments that have become effective and are reflected in the copies of the Company’s Organizational Documents described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and shareholders of the Company and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

3.2 Subsidiaries; Ownership Interests.  The Company does not own or have any right or obligation to acquire directly or indirectly, any shares, capital stock, securities, memberships or other interests having voting or other rights to affect the business and policies of, or ownership interests in, any Person, except for its ownership of all issued and outstanding capital stock of List Selector and Processing, Inc. List Selector and Processing, Inc. does not have any material assets or liabilities.

3.3 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance of the Company’s obligations hereunder and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company. No other corporate or other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder (other than the consummation of the Merger). Except for approval of the Merger and approval of this Agreement by the shareholders of the Company, no other corporate or other proceedings on the part of the Company are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles. No consent, approval, waiver or authorization of, filing with, notice to or declaration of any Governmental Authority is required for the consummation of the transactions contemplated by this Agreement or to preserve the benefits and rights that the Company has now or will have at the Effective Time, other than (i) the filing of the Articles of Merger with the Secretary of State of Washington in accordance with the WBCA, (ii) filings with the SEC, (iii) filings pursuant to the applicable rules and regulations of Nasdaq, (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, (v) such other consents, authorization, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material effect on the ability of the Parties hereto to consummate the Merger.

(b) The Company’s Board of Directors, at a meeting duly called and held, has adopted resolutions that are still in full force and effect as of the date hereof and has (i) determined that this Agreement, the Merger and transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders (ii) received a written opinion from Cowen that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the Merger Consideration was fair to the shareholders of the Company from a financial point of view (the “Fairness Opinion”) and (iii) resolved to recommend approval of this Agreement and the Merger by the Company’s shareholders (the “Recommendations”).

(c) The only vote of shareholders of the Company required under the WBCA, the applicable rules and regulations of Nasdaq, the Organizational Documents of the Company or otherwise in order to consummate the Merger is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such consummation.

3.4 Capitalization; Options.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 7,987,450 shares are issued and outstanding; and (ii) 2,000,000 shares of Preferred Stock, $0.001 par value, of which 10,000 are designated Series A Participating Preferred Stock, and none of which are issued and outstanding. There are, and at the Effective Time there will be, no other shares of capital stock of the Company outstanding, except for shares of Company Common Stock issued (i) on the exercise of currently outstanding Stock Options and (ii) pursuant to Purchase Rights under the ESPP. There is no other class or type of shares, capital stock or equity interests of or in the Company authorized for issuance or outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock and Stock Options were issued, and all shares of Company Common Stock which may be issued upon the exercise of Stock Options or pursuant to the ESPP will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b) The Company has (i) reserved 2,143,455 shares of Company Common Stock for issuance under Restricted Stock Units or on the exercise of Stock Options, of which options to purchase 787,376 shares and Restricted Stock Units to receive 2,750 shares are outstanding as of the date hereof and (ii) 496,748 shares of Common Stock are available for issuance in the current purchase period under the ESPP. Part 3.4(b) of the Disclosure Schedule sets forth with respect to each outstanding Stock Option and Restricted Stock Unit as of the date hereof (A) the name of the Person that holds such Stock Option or Restricted Stock Unit, (B) the total number of shares of Company Common Stock issuable thereunder (assuming that all conditions to the exercise and issuance thereof, including the passage of time, had been met), (C) the Plan pursuant to which such Stock Option or Restricted Stock Unit was issued, (D) the grant date and expiration date thereof, (E) the per share exercise price thereof, (F) the vesting schedule and any provisions providing for or relating to the acceleration of vesting thereof, and (G) any material term or condition thereof that is inconsistent with, or modifies a material term and condition of, the form of agreement for the Plan under which such Stock Option or Restricted Stock Unit was granted (not including modifications of and inconsistencies in the vesting schedule).

(c) There are no issued or outstanding bonds, debentures, notes or other indebtedness of the Company that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”).

(d) Except as set forth in this Section 3.4, there are no outstanding subscriptions, options, warrants, rights, agreements, convertible securities or other commitments (contingent or otherwise) pursuant to which the Company is or may become obligated to issue or sell any shares of capital stock, equity interest, Voting Debt or other securities of the Company. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(e) There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock.

(f) Except pursuant to the Plans and the ESPP, the Company has not adopted, authorized or assumed any plans, arrangements or practices that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company, any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights or any convertible or exchangeable securities.

3.5 No Breach or Violation; Consents.  Except as set forth on Part 3.5(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby will: (i) violate or conflict with any provision of the Company’s Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, require the consent or approval of any third Person, or result in the creation of any Lien upon any of the assets of the Company pursuant to the terms of, any Material Contract to which the Company is a party or by which it or any of the assets of the Company is bound or any Permit held by the

Company; (iii) violate any judgment, order, Permit, injunction, writ, decree or award of any Governmental Authority against or binding upon the Company or any of its assets; or (iv) constitute a violation by the Company of, or either automatically or at the election of any Person result in the loss of any rights or benefits under, any applicable Legal Requirements.

3.6 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since May 31, 2005 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder and any applicable rules and regulations promulgated by the Nasdaq applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented or, in the case of Company Reports filed after the date hereof, will fairly present the financial position of the Company as of its date and each of the statements of operations, statement of shareholders’ equity and statements of cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) or, in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal and recurring year-end audit adjustments that will not be material in amount or effect). In addition, each of such balance sheets, statements of operations, statements of shareholders’ equity and statements of cash flows have been prepared or, in the case of Company Reports filed after the date hereof, will be prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c) Since May 31, 2007 through the date hereof, to the Knowledge of the Company, neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(d) Except for liabilities reserved or reflected in the balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008, as filed with the SEC and publicly available on the date of this Agreement (the “Latest Balance Sheet”), the Company has no liabilities, whether accrued, absolute, contingent, unliquidated or other, other than liabilities incurred in the ordinary course of business after the date of the Latest Balance Sheet that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company has not guaranteed or otherwise agreed to become responsible for any indebtedness of any other Person.

(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Reports, and the Company has delivered to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(f) The Company has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. To the Company’s Knowledge, there are no material weaknesses in either the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information. The Company has no Knowledge of any fraud or suspected fraud involving (i) management of the Company who have a significant role in the Company’s internal control over financial reporting, (ii) any employees of the Company where such fraud could have a material effect on the financial statements of the Company or (iii) any officer or employee of the Company whose role, actions or activities would be required to be considered in certifying internal control over financial reporting of the Company pursuant to Section 404 of the Sarbanes-Oxley Act.

(g) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

3.7 Tax Matters.

(a) All Tax Returns required to be filed by the Company have been filed in a timely manner and all Taxes shown to be due have been paid in full when due and not postponed to subsequent Tax years, and all such Tax Returns are accurate and complete, except for any errors or omissions that, individually or in the aggregate, would not result in a Material Adverse Effect.

(b) All Taxes that the Company has been required to collect or to withhold from the employees, customers and any other applicable payees related to the Company for all periods, have been duly withheld and collected in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons) and, to the extent required, have been paid on time to the proper Tax Agency, except for any Taxes with respect to which the failure to withhold, collect or pay would not, individually or in the aggregate, result in a Material Adverse Effect.

(c) Other than Taxes incurred in the ordinary course of business, the Company has no material liability for unpaid Taxes accruing after the date of the Company’s and the Subsidiary’s (respectively) latest Tax Returns in excess of the accruals and reserves set forth in the Company’s Latest Balance Sheet.

(d) To the Knowledge of the Company, there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(e) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company.

(f) None of the Tax Returns filed by the Company has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local, or foreign taxing authorities, and no written notice of such an audit or examination has been received by the Company. No issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no other administrative or court proceedings relating to Taxes of the Company in progress or pending or, to knowledge of the Company, threatened, nor has the Company received (i) any written request for information related to a Company Tax matter or (ii) any examination reports, written notices, reports, or statements of deficiency asserting a Tax deficiency or proposed adjustment for any amount of Tax with respect to the Company.

(g) The Company has made available to Parent correct and complete copies of all of its federal income Tax Returns since June 1, 2004.

(h) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such waiver or extension) has not yet expired.

(i) The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return or a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent, (ii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, and (iii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Legal Requirement), as a transferee or successor, by contract, or otherwise.

(j) Except as disclosed on Part 3.7(j) of the Disclosure Schedule, the Company has not constituted either a “distributing corporation” or a “controlled corporation” (or is otherwise a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(k) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(l) The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.8 Leased Facilities.  Part 3.8 of the Disclosure Schedule includes a list of real property used or otherwise occupied by the Company (including a description of such property, its ownership and location) as of the date hereof. The Company does not own any real property. All leases with respect to such real property pursuant to which the Company uses or occupies real property are in full force and effect and are enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, and assuming that the Company has received the consents set forth on Part 3.5 of the Disclosure Schedule necessary to permit Surviving Corporation to be the lessee under such leases and agreements without default under such leases and agreements, shall continue to be in full force and effect immediately following the Merger, in each case in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the rights and remedies of creditors, and general principles of equity. Neither the Company, or to the Knowledge of the Company, any other party thereto is in breach or default under any material provision of any such lease. No event has occurred which with notice or the lapse of time, or both, could constitute a breach or default by the Company or, to the Knowledge of the Company, any other party thereto under any material provision of any such lease or could accelerate any obligation or create any lien or encumbrance under any such lease. Except as contemplated by this Agreement, the Company has not assigned any interest in any such lease or sublet, or granted other rights of occupancy of any portion of the premises covered by any such lease. No claim has been asserted or, to the Knowledge of the Company, exists that is adverse to the Company’s right to the continued possession of the premises under any such lease.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule sets forth an accurate and complete list of all patents (including renewals, extensions and reissues), patent applications (including divisions, continuations, continuations-in-part and renewal applications), patent rights, invention disclosures, trademarks, trademark applications, trade names, service marks, service mark applications, brand names, Internet domain names, logos, symbols, trade dress, and other indicia of origin, copyrights (including all renewals, extensions, restorations and reversions), copyright applications, Trade Secrets (including but not limited to information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques), inventions, discoveries and other intellectual property or proprietary rights (the “Intellectual Property”), owned or used by the Company in the operation of its business, but excluding standard, commercially available software developed or produced by others and licenses thereof.

(b) To the Knowledge of the Company, the Company owns or has the right to use all Intellectual Property set forth on Part 3.9(a) of the Disclosure Schedule (such Intellectual Property and the rights thereto are collectively referred to in this Agreement as the “Company IP Rights”), except for any such failures to own, license, sublicense or possesses that, individually or in the aggregate, would not result in a Material Adverse Effect. To the Knowledge of the Company, the Company IP Rights are not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe, violate or constitute a misappropriation of any intellectual property of any third party, except for such infringements, violations and misappropriates that, individually or in the aggregate, would not result in a Material Adverse Effect.

(c) The Company has taken all commercially reasonable steps consistent with industry practice necessary or appropriate to preserve and protect all Company IP Rights, and has no Knowledge of any actual, pending or threatened misuse, infringement, misappropriation or other violation of any Company IP Rights by any other Person, including any employee or former employee of the Company. The Company has not entered into any agreement, commitment or arrangement (whether written or oral) to license or otherwise permit the use or exploitation of any Company IP Rights by any other Person (including that which would prevent, restrict or otherwise inhibit Parent’s freedom to use and exploit any Company IP Rights).

(d) Part 3.9(d) of the Disclosure Schedule identifies all material Contracts concerning the Company IP Rights to which the Company is a party, including license or sublicense agreements granting the Company rights to use Intellectual Property owned or held by any other Person, license or sublicense agreements pursuant to which the Company grants rights to any other Person to use its Intellectual Property, non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements, that are material to the business of the Company as currently conducted, except for such IP Licenses which are generally commercially available, non-negotiated, over-the-counter “shrinkwrap, “clickwrap” and similar licenses (collectively, such Contracts are “IP Licenses”). The Merger and the other transactions contemplated by this Agreement will not trigger any modification, termination or acceleration under, or create any license under any IP Licenses or Lien on any Intellectual Property owned or held by the Company.

(e) There is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any Governmental Authority or any arbitration panel alleging that the Company may be infringing upon, has violated, or is violating any Intellectual Property of any other Person. The Company has taken all commercially reasonable measures consistent with industry practice to protect the confidentiality and value of all material Trade Secrets, that are owned, used or held by the Company, and such material Trade Secrets, to the Knowledge of the Company, have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

3.10 Material Contracts.

(a) Part 3.10 of the Disclosure Schedule sets forth a true and complete list as of the date hereof:

(i) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that is reasonably likely to require either (x) annual payments to or from the Company of more than $50,000 or (y) aggregate payments to or from the Company of more than $150,000;

(iii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(iv) any Contract that has a remaining duration of twelve (12) months or more and that is not terminable without penalty upon 30 days or less prior written notice;

(v) any non-competition Contract or other Contract that (A) purports to limit in any respect either the type of business in which the Company (or, after the Effective Time, Parent) may engage or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or, after the Effective Time, of Parent, (C) grants “most favored nation” status, (D) prohibits or limits the right of the Company to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of its respective Intellectual Property rights or (E) contain any restrictive covenant or confidential or secrecy agreement, other than such an agreement relating solely to information about a customer’s business, Company’s services to such customer, or non-disclosure agreements entered into in the ordinary course of business.

(vi) any Contract between the Company and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

(vii) any Contract providing for indemnification by the Company of any officer, director, employee or agent;

(viii) any Contract between Company and any Governmental Authority; and

(ix) any Contract which entitles any employee of the Company to transaction bonuses, retention bonuses or similar payments as a result of, or in connection with or relating to the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) A true and complete copy of each Material Contract has previously been made available or furnished to Parent and each such Contract is a valid and binding agreement of the Company and is in full force and effect and shall continue to be in full force and effect following the Merger, and neither the Company or, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any such agreement, contract, plan, lease, arrangement or commitment which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) Part 3.10(c) of the Disclosure Schedule sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, theft and sprinkler and water damage insurance policies maintained by the Company. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company has made available to Parent true and complete copies of each policy set forth, or required to be set forth, on Part 3.10(c) of the Disclosure Schedule.

3.11 Employees, Agents and Consultants.

(a) The Company has paid in full to all past and present employees, agents and consultants all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, except for such payments as are not yet due. The Company is in compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and taxes (including withholding taxes) relating to employment and to personal services provided to the Company, except where the failure to comply would not be material. There are no agreements, commitments or other obligations of the Company, whether oral or written, which would prevent or obstruct the dismissal of any the Company’s employees, independent contractors, agents or consultants. Except as set forth on Part 3.11(a) of the Disclosure Schedule, all of the Company’s past and present employees, independent contractors, agents and consultants have been or are employed or served or serve at the will of the Company and may be terminated without liability for severance or termination pay or other damages, either compensatory or punitive.

(b) The Company is not a party to any collective bargaining agreements and is not aware of any intention of the Company’s employees to seek union representation. No union action or unfair labor practice claim has ever been filed nor, to the Knowledge of the Company, is any threatened against the Company.

3.12 Benefit Plans.

(a) Part 3.12(a) of the Disclosure Schedule contains a true and complete list of: (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all bonus, stock option, stock purchase, incentive, deferred compensation, executive compensation, retiree medical or life insurance, supplemental retirement, severance, employment, change in control or other benefit and compensation plans, contracts, programs or arrangements, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, or director of the Company or any ERISA Affiliate and (ii) each “employee benefit plan” for which the Company or any ERISA Affiliate could incur material liability under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any ERISA Affliate remains secondarily liable under Section 4204 of ERISA (collectively, the “Plans”) and each Plan which has received a favorable opinion letter from the IRS, including any master or prototype plan, has been separately identified. The Company has made available to Parent a true and complete copy of each written Plan or a description of and a true and complete copy of each material document prepared in connection with each such Plan, including: (i) a copy of each trust or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed IRS Form 5500; (iv) the most recently received IRS determination letter for each such Plan; and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. An ERISA Affiliate is any entity which would be considered a single employer with the Company pursuant to Section 4001(a)(14) of ERISA.

(b) None of the Plans is a “multiemployer plan”, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a “single employer pension plan”, within the meaning of Section 4001(a)(15) of ERISA, for which the Company could incur liability under Section 4063 or 4064 of ERISA.

(c) Except as disclosed on Part 3.12(c) of the Disclosure Schedule, there are no severance, employment or change in control plans, contracts, programs or arrangements to which the Company is a party for the benefit of any current or former employee, officer or director of the Company.

(d) There has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company to separation, severance, termination or similar-type benefits or any increase in separation, severance, termination or similar-type benefits upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Plans or (z) result in payments under any of the Plans which would not be deductible under Section 162(m).

(e) As a result of the Merger (whether directly or indirectly), neither the Company nor Parent will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future and without regard to any “cut-back” provision.

(f) Each Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 since January 1, 2005.

(g) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Plans. The Company may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company, it being understood that employees are entitled to continuation of health care benefits under COBRA.

(h) Except as set forth on Part 3.12(h) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred since the date of any such determination letter from the IRS that could adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(i) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code which could result in the imposition of any liability on any Plan or the Company. Neither the Company nor any ERISA Affiliate is currently liable or has previously incurred any liability for any tax or penalty arising under Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists that could give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for Plan contributions or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business) and no fact or event exists which could give rise to any such liability. No asset of the Company or any ERISA Affiliate is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company and its ERISA Affiliates have not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

(j) Each Plan is now and has been operated in all material respects in accordance with all applicable Legal Requirements, including ERISA and the Code, and the Company has performed all material obligations required to be performed by it under, are not in any respect in material default under or in violation of, and, to the Company’s Knowledge, there is no material default or violation by any party to, any Plan. The financial statements included in the Company Reports reflect an accrual of all amounts of employer contributions and premiums accrued but unpaid with respect to the Plans as of the dates of such financial statements.

3.13 No Brokers or Finders Fees.  None of the Company, its shareholders or any officer or director of the Company has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders’ fees or other similar payments in connection with any of the transactions contemplated by this Agreement, except fees that have been paid or may become payable to Cowen. A true and complete copy of all Contracts between Cowen and the Company for the payment of such fees has been provided to Parent.

3.14 Takeover Statutes; Rights Plan.

(a) The actions taken by the Company’s Board of Directors constitute approval of the Merger, this Agreement and the other transactions under this Agreement by the Company’s Board of Directors under the provisions of RCW 23B,19, such that RCW 23B.19 does not apply to the execution or delivery of this Agreement or performance of any of the transactions contemplated by this Agreement. In addition, no other Washington State anti-takeover, fair price, moratorium, control share acquisition or similar anti-takeover statute or regulation is applicable to Parent or Merger Sub in connection with the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(b) The Rights Agreement dated July 25, 2006 between the Company and American Securities Transfer and Trust Company, as Rights Agent, and all rights to purchase shares of the Company pursuant thereto have been terminated and are of no further force and effect.

3.15 Absence of Certain Changes.  Since the date of the Latest Balance Sheet and as of the date of this Agreement, the Company has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practices and, except as described in the Company Reports filed prior to the date hereof, as of the date hereof there has not been:

(a) a Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;

(d) any material change in any method of accounting or accounting practice (including tax accounting) by the Company;

(e) (i) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (ii) except as disclosed on Part 3.15(e) of the Disclosure Schedule, any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by any Legal Requirements;

(f) except as disclosed on Part 3.15(f) of the Disclosure Schedule, any action taken by the Company that, if Section 5.1 (excluding Sections 5.1(e)(iv) and (v) and (l)) of this Agreement had then been in effect, would have been prohibited by such Section (excluding Sections 5.1(e)(iv) or (v) and (l)) without the consent or approval of Parent; or

(g) any agreement to do any of the foregoing.

3.16 Litigation.  Except as disclosed on Part 3.16 of the Disclosure Schedule, there are no material civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company. The Company is not a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Authority.

3.17 Compliance with Laws; Licenses.  The business of the Company has not been, and is not being, conducted in material violation of any Legal Requirements. No material investigation or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same. Part 3.17 of the Disclosure Schedule lists all material Permits held or required to be held by the Company in order to conduct its business as presently conducted. The Company has obtained and is in compliance with all material Permits necessary to conduct its business as presently conducted.

3.18 Proxy Statement.  Except with respect to any information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), the Proxy Statement will not, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the furnishing thereof by the Company will comply in all material respects with the applicable requirements of the Exchange Act and the WBCA.

3.19 No Other Representations and Warranties.  The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to Parent or Merger Sub or their respective officers, directors, employees, agents or representatives of any documentation or other information.

4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

4.1 Organization and Good Standing.  Each of Parent and Merger Sub is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has full power and authority to own, operate and lease its assets and properties, to carry on its business as that business is presently being conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

4.2 Authority.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by Parent’s and Merger Sub’s Board of Directors (and, in the case of Merger Sub, Merger Sub’s shareholder) and no other corporate proceedings on the part of Parent or any of its Subsidiaries, including Merger Sub, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

4.3 No Breach or Violation; Consents.  None of the execution and delivery by Parent or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, or compliance by Parent or Merger Sub with any of the provisions hereof will: (i) violate or conflict with any provision of Parent’s or Merger Sub’s Organizational Documents; (ii) conflict with, or result in a violation or breach of, or constitute a default under, require any notice under, require the consent or approval of any third Person, or result in the creation of any Lien upon any of the assets of Parent or Merger Sub pursuant to the terms of any Contract to which Parent or Merger Sub is a party or by which any of the assets of Parent or Merger Sub is bound; (iii) violate any statute, rule or regulation applicable to Parent, or any judgment, order, Permit, injunction, writ, decree or award of any Governmental Authority against or binding upon Parent or Merger Sub; (iv) require any filing by Parent with, or permit, authorization, consent or approval of, any Governmental Authority (except for (A) any filing pursuant to the WBCA, (B) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and comparable merger and notifications, laws or regulations of foreign jurisdictions, (C) SEC or Nasdaq filings or deemed filing with the SEC and the Nasdaq or (D) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws).

4.4 Information in the Proxy Statement.  The information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will not, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

4.5 No Brokers or Finders Fees.  None of Parent, Merger Sub, Parent’s stockholders or any officer or director of Parent or Merger Sub has incurred any obligation or liability for any investment banker fees, brokerage fees, commissions, finders’ fees or other similar payments in connection with any of the transactions contemplated by this Agreement.

4.6 Sufficient Funds.  Parent has sufficient liquid funds over and above its working capital requirements to timely pay the Merger Consideration for all of the Shares as contemplated by this Agreement, and Parent is not dependent on obtaining funds through any debt or equity financing or on the satisfaction of any condition in any financing arrangement to perform its obligations under and consummate the transactions contemplated by this Agreement.

4.7 Acquiring Person.  At no time during the five (5) years prior to the date hereof was Parent or any of its affiliates or associates an “acquiring person” of the Company within the meaning of and as defined in RCW 23B.19.020.

5.	COVENANTS OF THE COMPANY

5.1 Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement, the Company shall conduct its business only in, and shall not take any action except in, the ordinary course of business and, except in accordance with this Agreement; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships and goodwill of the Company with customers, vendors and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent (which consent, in the case of Section 5.1(l) only, shall not be unreasonably withheld):

(a) Amend or otherwise change its Organizational Documents;

(b) Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options or Restricted Stock Units that are outstanding as of the date hereof and are as of the date hereof, or before the Effective Time become, vested and/or exercisable in accordance with their terms;

(c) Sell, pledge, license, dispose of or encumber any assets (including Company IP Rights) of the Company, except for: (i) sales of inventories in the ordinary course of business (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000 in the aggregate;

(d) (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of any class, (ii) split, combine or reclassify any shares of capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any shares of capital stock;

(e) (i) Acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise become responsible whether directly, indirectly, contingently or otherwise for the obligations of any Person or, except in the ordinary course of business consistent with past practice, make any loans or advances or contributions or investments in any Person; (iii) enter into or amend any Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereunder; (iv) authorize any capital expenditures for purchase of fixed assets which are, in the aggregate, in excess of $25,000; or (v) authorize any expenditures for purchase of inventory which are in excess of $50,000 for any individual purchase order.

(f) (i) Increase the compensation payable or to become payable or pay or agree to pay any bonuses to its’ directors, officers, employees, consultants or agents; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company; (iii) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already provided in any such Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company, except, in each case, as may be required by law;

(g) Take any action to change accounting policies, methods, principles, practices or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) or change any current practices or procedures relating to payments of accounts payable and collection of accounts receivable;

(h) Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

(i) Pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in accordance with the terms of any agreement or debt instrument existing at the date of this Agreement, or otherwise in the ordinary course of business;

(j) Settle or compromise any pending or threatened Actions for an amount payable by or on behalf of the Company in excess of $250,000 individually or in the aggregate;

(k) Make any loans or advances to officers, directors, employees, consultants, shareholders or agents of the Company, or any member of the families of any of them, except for advances to employees for reasonable business expenses in the ordinary course of business;

(l) Cause or permit the Company to approve any deviation from the operating and capital budget of the Company attached as Part 5.1 of the Disclosure Schedule (the “Company Budget”) of: (i) more than $25,000 in the aggregate from the amount of any marketing expenses set forth in the Company Budget; or (ii) 10% or greater from any other line item or budget category in the Company Budget; or

(m) Take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (l) of this Section 5.1.

5.2 No Solicitation.

(a) The Company agrees that neither it nor any of its officers and directors shall, and that it shall use its commercially reasonable efforts to cause its employees, shareholders, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers or accountants) not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or otherwise facilitate the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries regarding or the making of any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal with respect to it, or (iv) enter into any letter of intent or similar document or any agreement, commitment or understanding contemplating or otherwise relating to any Acquisition Proposal or a transaction contemplated thereby; provided, that, so long as there has been no breach of this Section 5.2, the Company may, in response to a bona fide written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish information to, any Person which makes such an Acquisition Proposal if (x) such action is taken subject to a confidentiality agreement containing customary terms and conditions comparable to the provisions of the Confidentiality Agreement, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (z) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that such actions are necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Legal Requirements.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or amend, or propose to withdraw, modify or amend, in a manner adverse to Parent, the Recommendations or (ii) resolve to do any of the foregoing; provided, that, so long as there has been no breach of this Section 5.2, the Board of Directors of the Company may withdraw, modify or amend the Recommendations and recommend an Acquisition Proposal if (x) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (y) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that such actions are necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Legal Requirements and (z) prior to taking such actions, the Board of Directors of the Company shall have given Parent at least two (2) business days notice of its intention to take such action and the opportunity during such period to submit a competing proposal (which shall be considered by the Board of Directors of the Company, as applicable, in good faith) and, notwithstanding such competing proposal, the Acquisition Proposal continues to constitute a Superior Proposal.

(c) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. In addition to the obligations set forth in Section 5.2(a), the Company shall as promptly as practicable (and in any event within 48 hours) advise Parent of any request for information with respect to any Acquisition Proposal, or any inquiry, discussions or negotiation with respect to any Acquisition Proposal, and the status, acquisition price, financial details and other terms and conditions of such Acquisition Proposal. The Company shall keep Parent informed of the status and acquisition price and other material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep Parent informed as to the acquisition price and other material details of any information requested of or provided to it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal. The Company shall promptly provide to Parent any non-public information concerning it provided to any other Person in connection with any Acquisition Proposal, that was not previously provided to Parent.

(d) Notwithstanding the foregoing, nothing in this Section 5.2 or any provision hereof shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 and Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making such disclosure to the Company’s shareholders (including withdrawing or modifying, in a manner adverse to the transactions contemplated by this Agreement, the approval or recommendation by the Board of Directors of the Company or any committee thereof in favor of this Agreement or the Merger) if the Board of Directors of the Company determines in good faith, after receipt of advice from outside legal counsel to the Company, that such disclosure is required under applicable law and that the failure to make such disclosure is reasonably likely to cause the Board of Directors of the Company to violate its fiduciary duties to the Company’s shareholders under applicable law.

5.3 Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall afford to Parent and its officers, employees, accountants, counsel and other representatives, reasonable access, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8, to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning the Company’s businesses, properties and personnel as Parent may reasonably request, and the Company shall make available to Parent employees and other appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company’s business, properties and personnel as Parent may reasonably request. To the extent that any material provided includes material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such material that is entitled to protection under such attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privilege, this Agreement and the joint defense doctrine.

5.4 Consents.  As promptly as practicable after the date hereof, the Company shall use commercially reasonable efforts to give all notices, make all filings and obtain all consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are identified in Part 3.5 of the Disclosure Schedule.

5.5 Notification of Certain Matters.  Between the date of this Agreement and the Closing Date, the Company shall promptly notify Parent in writing of (i) Knowledge of the Company of any event, fact or condition that causes or constitutes a breach of any of the Company’s representations and warranties in this Agreement or (ii) Knowledge of the Company of the occurrence, nonoccurrence or existence after the date of this Agreement of any event, fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence, nonoccurrence, existence or discovery of such event, fact or condition. During the same period, the Company shall promptly notify Parent in writing of the occurrence of any material breach of any covenant of the Company in this Agreement or of the occurrence, nonoccurrence or existence of any event, fact or condition that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely. During the same period, the Company shall promptly notify Parent in writing of any pending, or to the Knowledge of the Company, threatened Action which (x) challenges or seeks material damages in connection with the Merger or the other transactions contemplated by this Agreement or (y) seeks to prohibit or prevent the consummation of the Merger or the other transactions contemplated by this Agreement or otherwise limit in any material respect the right of Parent or Merger Sub to own or operate all or any portion of the businesses or assets of the Company. The Company agrees that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available under this Agreement to Parent or Merger Sub or, except as otherwise agreed to by Parent, in any way modify or supplement the representations or warranties of the Company made under this Agreement or affect or modify the conditions to the obligations of Parent or Merger Sub under this Agreement.

5.6 Participation in Audit.  Unless otherwise precluded by any applicable Legal Requirements, the Company shall provide Parent with the opportunity to participate in any meeting with the Company’s independent auditor at which any material accounting decisions are made with respect to the Company’s audited financial statements for the year ending May 31, 2008, including without limitation, a final closing meeting between the Company and its independent auditor before the release of the audited financial statements.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1 Company Shareholder Approval.

(a) In order to obtain the approval of the Company’s shareholders as required by Legal Requirements to consummate the Merger, Parent and the Company shall, as soon as practicable following the date of this Agreement, prepare and the Company shall file a proxy statement (the “Proxy Statement”) with respect to the solicitation of proxies to vote for approval of this Agreement, the Merger and transactions contemplated hereby at the Shareholders’ Meeting. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement. The Company shall use its commercially reasonable efforts to respond promptly to any comments made by the SEC and its staff with respect to the Proxy Statement. The Company shall provide Parent and its counsel with copies of any written comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written responses thereto. Parent and its counsel shall be given reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. After completing proceedings with the staff of the SEC with respect to the Proxy Statement, the Company will distribute the definitive Proxy Statement to its shareholders. Whenever any event occurs or if there is any inaccuracy in the Proxy Statement which should be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence or inaccuracy and cooperate in making any appropriate amendment or supplement and mailing such amendment or supplement to the Company’s shareholders. The Proxy Statement shall include the Recommendations, unless such Recommendations have been withdrawn in accordance with Section 5.2(b), and the Fairness Opinion.

(b) In order to obtain approval of the Company’s shareholders as required by Legal Requirements to consummate the Merger, Company shall, as soon as practicable following the date of this Agreement, set a record date for, call and give notice of a special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of considering and voting on the approval of the Merger and this Agreement (with the record date and meeting date set in consultation with Parent and it being acknowledged that the Company may set the record date prior to the date it calls and gives notice to its shareholders of the Shareholders’ Meeting), and the Company shall take all action necessary under all applicable Legal Requirements and in accordance with the Company’s Organizational Documents to hold the Shareholders’ Meeting. The Shareholders’ Meeting shall be held as soon as reasonably practicable after the definitive Proxy Statement has been distributed to the Company’s shareholders. The Company shall use commercially reasonable efforts to solicit proxies from its shareholders to vote in favor of the proposal to approve this Agreement and the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger and this Agreement. Unless this Agreement is previously terminated in accordance with Article 8, the Company shall submit the Merger and this Agreement to a vote of its shareholders at the Shareholders’ Meeting even if the Board of Directors determines at any time after the date hereof that the Merger is no longer advisable and withdraws its Recommendations.

(c) Simultaneously with the execution of this Agreement, Parent has entered into a Voting Agreement dated as of the date hereof with each of ARCH Venture Fund IV, L.P., Spencer Capital Management, LLC and Thesis Capital Management, LLC, pursuant to which such shareholders have agreed, among other things, irrevocably and unconditionally to vote their shares of Company Common Stock in favor of the approval of the Merger and this Agreement at the Shareholders’ Meeting.

6.2 Notification.  Parent shall promptly notify the Company of any breach of any covenant of Parent in this Agreement or of the occurrence of any event that would be reasonably expected to make the satisfaction of any of the conditions in Section 7 impossible or unlikely.

6.3 [Deleted]

6.4 Employee Benefits.  Parent shall, from and after the Effective Time, (i) provide employees of the Company who remain as employees of the Surviving Corporation with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of BuySeasons, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, whether through BuySeasons’ employee benefit plans or through continuation of some or all of the Company’s employee benefit plans, at the sole discretion of Parent, (ii) provide employees of the Company who remain as employees of the Surviving Corporation credit for years of service with the Company prior to the Effective Time for the purpose of eligibility and vesting pursuant to the plans and policies provided pursuant to this Section 6.4 (but not for accrual of benefits to the extent that such credit would result in a duplication of benefits), and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company employee plans) and eligibility waiting periods under group health plans provided pursuant to this Section 6.4 to be waived with respect to former employees of the Company who remain as employees of the Surviving Corporation (and their eligible dependents) and who become participants in similar group health plans provided pursuant to this Section 6.4. Former employees of the Company who remain as employees of the Surviving Corporation shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Effective Time occurs, to the extent, following the Effective Time, they participate in any of the plans provided pursuant to this Section 6.4 during such plan year for which deductibles or co-payments are required. Nothing in this Section 6.4 shall be interpreted as preventing Parent or its Subsidiaries from amending, modifying or terminating any Company employee plans, or other contracts, arrangements, commitments or understandings or from terminating the employment of any particular employee.

6.5 Indemnification of Company Directors and Officers.

(a) For a period of six years from the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects and to the fullest extent permitted by Washington law the obligations of the Company to Persons who were its directors and officers at any time before or as of the Effective Time (the “Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Organizational Documents or any indemnification agreement between the Company and such directors or officers, each as in effect on the date of this Agreement (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or before the Effective Time. The Organizational Documents of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Organizational Documents of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties. Any claims for indemnification made under this Section 6.5(a) on or before the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b) For a period of six years from the Effective Time, Parent shall provide to the Indemnified Parties a liability insurance policy that provides coverage for claims arising out of acts or omissions occurring before the Effective Time that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums in any one year for such insurance an amount in excess of two hundred percent (200%) of the current aggregate annual premiums paid by the Company for such insurance (or such coverage as is available for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if a prepaid “tail” insurance policy has been obtained before the Effective Time for purposes of this Section 6.5(b), which policy provides the Indemnified Parties with coverage no less favorable than the Company’s existing policy for a period of six years with respect to claims arising out of acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained before the Effective Time, Parent shall cause the Company to maintain such policies in full force and effect, and shall cause the Company to continue to honor the obligations thereunder for a period of six years from the Effective Time.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.5 applies shall be third party beneficiaries of and may enforce this Section 6.5).

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.5.

6.6 Further Assurances; Legal Requirements.

(a) Subject to the terms hereof, each of the Company, Parent and Merger Sub shall each use their commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Parent in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

(iv) contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Parties shall cooperate with each other in connection with the making of all such filings. The Parties shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b) The Parties agree to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law.

6.7 Public Disclosure.  Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Party shall make any disclosure regarding the Merger, this Agreement or any of the other transactions contemplated by this Agreement unless (a) the other Party shall have approved such disclosure, or (b) the disclosing Party shall have been advised by its outside legal counsel that such disclosure is required by applicable Legal Requirements.

6.8 Employee Stock Purchase Plan.  Prior to the Effective Time, the Company shall take all actions necessary to (i) ensure that no further purchases of shares of Company Common Stock are made thereunder, (ii) give effect to the transactions contemplated by Section 2.9 and (iii) terminate the ESPP as of the Effective Time. The Company agrees that no new offering periods will begin under the ESPP after the date hereof.

7.	CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

7.1 Conditions to the Obligations of Parent and Merger Sub to Complete the Merger.  The obligations of Parent and Merger Sub to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by such Parties on or before the Closing of the following conditions:

(a) There shall be not be pending or threatened any Action in which a Governmental Authority is challenging or seeking to (i) restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or impose material damages or penalties in connection therewith (ii) prohibit or materially limit the ownership or operation by Parent or Merger Sub of all or any material portion of the business or assets of the Company or compel Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of Parent or of the Company, (iii) impose material limitations on the ability of Parent or Merger Sub to effectively acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent or Merger Sub on all matters properly presented to the Company’s shareholders, (iv) require Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibit or unreasonably delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(b) No Legal Requirement shall have been issued or enacted by any Government Authority that remains in effect or that is deemed applicable to the Merger that prohibits or prevents the Merger or makes consummation of the Merger illegal or would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above.

(c) The Company shall not have breached or failed to perform or comply with, in any material respect, any of its material covenants, obligations or agreements to be performed or complied with by it under this Agreement.

(d) The representations and warranties of the Company contained in the first sentence of Section 3.1 and in Section 3.3, Section 3.4, Section 3.13 and Section 3.14 shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date, except for any variance in the number of outstanding shares of Common Stock, Stock Options, Restricted Stock Units or Purchase Rights under the ESPP which does not cause the aggregate Merger Consideration payable under this Agreement to exceed $31,229,185 and that is not the result of the Company’s noncompliance with the terms of Section 5.1. Each other representation and warranty of the Company contained herein shall, if specifically qualified by reference to a “Material Adverse Effect” or other concept of materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(e) This Agreement shall not have been terminated in accordance with its terms.

(f) The Board of Directors of the Company shall not have withdrawn, modified or amended the Recommendations, or shall not have failed upon Parent’s request to publicly reconfirm the Recommendations, or shall not have endorsed, approved or recommended any Acquisition Proposal.

(g) Any notices, filings, consents, waivers, licenses, permits, approvals, authorizations or orders, whether to or from Governmental Authorities or other Persons, that are identified or required to be identified in Part 3.5(b) of the Disclosure Schedule shall have been provided, made or obtained and shall be in full force and effect.

(h) Since the date hereof, there shall not have occurred any event, change or circumstance which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) The total number of Dissenting Shares shall not be more than five percent (5%) of the total number of outstanding shares of Company Common Stock.

(j) The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer certifying as to the fulfillment of the conditions specified in Sections 7.1(a) through 7.3(i) and (ii) a certificate of the Secretary of the Company certifying, among other things, the resolutions of the Board of Directors referred to in Section 3.3(b), any subsequent resolutions of the Board of Directors with respect to the Merger and the resolution of the Company’s shareholders approving the Merger.

(k) The Company shall have delivered an executed legal opinion from Heller Ehrman LLP in the form attached hereto as Exhibit B.

(l) The Distribution Agreement entered into as of the date hereof between the Company and BuySeasons, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, shall be in full force and effect immediately prior to the Effective Time and the Company shall not have taken any action (including the delivery of notice) to terminate or cancel such agreement, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective.

(m) All members of the Board of Directors of the Company shall have resigned from the Board of Directors of the Company effective immediately prior to the Effective Time.

7.2 Conditions to the Obligations of the Company to Complete the Merger.  The obligations of the Company to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by the Company on or before the Closing of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.1 and in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of Parent contained herein shall, if specifically qualified by a concept of materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b).

7.3 Conditions to the Obligations of all Parties to Complete the Merger.  The respective obligations of the Company, Parent and Merger Sub to complete the Merger are subject to satisfaction, or to the extent permitted by Legal Requirements, the waiver by each Party on or before the Closing of the following conditions:

(a) This Agreement and the Merger shall have been approved by the requisite votes of the shareholders of the Company; and

(b) There shall be no Legal Requirement of any Governmental Authority which prohibits or prevents the Merger or makes consummation of the Merger illegal.

8.	TERMINATION

8.1 Termination by Mutual Consent.  This Agreement may be terminated at any time and the Merger may be abandoned before the Effective Time by the mutual written consent of the Parties.

8.2 Unilateral Termination.

(a) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement.

(b) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 11:59 P.M. pacific time on the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any Party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Section 7 to be fulfilled or satisfied on or before the Termination Date.

(c) The Company, by giving written notice to Parent, may terminate this Agreement at any time prior to the Closing Date if (i) Parent or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Parent or Merger Sub at or prior to the date of such notice, which is reasonably likely to result in any condition set forth in Section 7.2(b) not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof (or within one (1) business day of the receipt of notice thereof in the case of a failure of Parent to deposit the Merger Consideration with the Exchange Agent as contemplated by Section 2.10(a)); (ii) this Agreement and the Merger are not approved by the requisite vote of the shareholders of the Company at the Shareholders’ Meeting, or (iii) the Company receives an unsolicited bona fide written Acquisition Proposal and the conditions described in clauses (x), (y) and (z) of Section 5.2(b) are met and prior to or concurrently with such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

(d) Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Closing Date if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date, which is reasonably likely to result in any condition set forth in Section 7.1(c) not being satisfied, and such failure has not been cured or such condition has not been satisfied within ten (10) days after the receipt of notice thereof, (ii) this Agreement and the Merger are not approved by the requisite vote of the shareholders of the Company at the Shareholders’ Meeting, (iii) holders of more than 5% of the Company Common Stock shall have validly notified the Company of intent to demand payment under RCW 23B.13.210, and not withdrawn such notice on or prior to the Closing Date, (iv) the Board of Directors of the Company shall have withdrawn, modified or amended the Recommendations in a manner adverse to Parent or Merger Sub or failed to publicly reconfirm its Recommendations within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal, or (v) the Board of Directors of the Company shall have resolved or announced its intention to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than the Merger.

8.3 Effect of Termination; Limitation of Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in this Section 8, this Agreement shall forthwith become void and except as set forth in Section 8.4 there shall be no further obligations or liability on the part of the Company or Parent or their respective Subsidiaries, provided, however, that the provisions of Sections 6.7, this Section 8.3, Section 8.4 and Section 9 shall remain in full force and effect and survive any termination of this Agreement. The parties acknowledge that the payments to be made pursuant to Section 8.4 shall constitute the sole and exclusive remedy with respect to the circumstances giving rise to a termination of this Agreement.

8.4 Fees and Expenses.

(a) The Company will pay to Parent, or cause to be paid,:

(i) if this Agreement is terminated by Parent (A) pursuant to Section 8.2(d)(i), an amount equal to $750,000, or (B) pursuant to Section 8.2(d)(iv) or (v), an amount equal to $900,000 (the amount of such payment in this clause (B) , the “Termination Fee”), in the case of (A) or (B) payment will be made within two Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.2(c)(iii), an amount equal to the Termination Fee, in which event payment will be made prior to or concurrently with the time of termination; or

(iii) in the event that all of the following events have occurred: (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.2(b) under circumstances not entitling Parent to payment of the Termination Fee or the fee contemplated by Section 8.4(a)(i)(A) contemporaneous with such termination; and (B) within 9 months following termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Acquisition Proposal, is consummated by the Company or the Company enters into a definitive agreement with another Person (other than Parent) providing for the consummation of an Acquisition Proposal by the Company (and such Acquisition Proposal is ultimately consummated, even if such consummation occurs after such 9 month period), an amount equal to the Termination Fee, in which event payment will be made prior to or concurrent with the date such transaction is consummated.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.2(c)(i), Parent shall pay, to an account or accounts designated by the Company, as promptly as possible (but in any event within two Business Days) an amount equal to $750,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 8.2(c)(ii) or by Parent pursuant to Section 8.2(d)(ii) or (iii), the Company shall pay, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $300,000.

(d) The parties hereto acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that without these agreements the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.4 do not constitute a penalty. If a party hereto fails to pay another party any amounts due to the other party pursuant to this Section 8.4 within the time periods specified in this Section 8.4, the failing party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e) Any amount that becomes payable pursuant to Section 8.4(a), (b) or (c) shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment. The parties hereto agree and understand that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(f) Except as set forth in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 9.15.

9.	MISCELLANEOUS

9.1 Headings.  Section and other headings in this Agreement are included solely for convenience and reference and shall not affect in any way the meaning of interpretation of this Agreement.

9.2 Governing Law.  The validity, construction and interpretation of this Agreement, all disputes among the Parties arising out of this Agreement or the transactions contemplated hereby, and all matters related to but not covered by this Agreement shall be governed by the internal law of the State of Delaware.

9.3 Entire Agreement.  This Agreement, including the schedules and the certificates delivered and to be delivered pursuant to this Agreement (which are incorporated into this Agreement by this reference and are made a part hereof), and the Confidentiality Agreement embody the entire agreement and understanding between and among the Parties pertaining to their subject matter, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations and discussions, whether written or oral, pertaining to their subject matter.

9.4 Assignment.  Neither this Agreement nor any rights or obligations under this Agreement may be assigned, hypothecated or otherwise transferred by any Party without the prior written consent of (i) the Company for an assignment by Parent, or (ii) Parent for an assignment by the Company, provided that Parent may assign this Agreement or any rights under this Agreement to another entity that is controlled by, controls or is under common control with Parent if Parent remains obligated under this Agreement.

9.5 Binding Effect.  The provisions of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.6 Parties in Interest.  Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties to this Agreement or the Indemnified Parties, Parent any right or remedy under or by reason of this Agreement, provided that (i) any employees of the Surviving Corporation shall be the third party beneficiaries of, and entitled to enforce, Section 6.4 and (ii) the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 6.5.

9.7 Notices.  Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the Person to which it is directed, or when the period set forth below expires (whether or not it is actually received):

(a) if transmitted by telecopier or facsimile transmission (“fax”), 24 hours after (i) transmission to the Person’s fax number set forth below, with the Person’s name and address set forth below clearly shown on the page first transmitted, and (ii) receipt by the transmitting Person of written confirmation of successful transmission, which confirmation may be produced by the transmitting Person’s equipment;

(b) if deposited with the U.S. Postal Service as certified or registered mail, postage prepaid, and addressed to the Person to receive it as set forth below, 48 hours after such deposit;

(c) if sent by Federal Express, or a similar delivery service in general usage for delivery to the address of the Person to receive it as set forth below, 24 hours after the delivery time promised by the delivery service:

If to Parent or Merger Sub:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Fax No: (720) 875-5382

With a copy to:

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Jeffrey R. Kesselman
Fax No.: (303) 298-0940

If to the Company:

Celebrate Express, Inc.
11232 120th Avenue NE
Kirkland, WA 98033
Attention: Kevin Green
Fax No.: (425) 889-9741

With a copy to:

Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attention: David R. Wilson
Fax No. (206) 447-0849

or to such other address as a Person to whom notice is to be given has furnished to the other Persons listed above in the manner provided above.

9.8 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute a single agreement.

9.9 Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of all Parties. At any time before the Closing, as permitted by applicable Legal Requirements: (i) Parent may extend the time for the performance of any of the obligations or other acts of the Company or waive compliance with any of the agreements of the Company or with any conditions to Parent’s obligations; (ii) the Company may extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waive compliance with any of the agreements of Parent or Merger Sub or with any conditions to the Company’s obligations. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided, nor shall any forbearance by a Party to seek a remedy for noncompliance or breach by another Party be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

9.10 Severable Provisions.  If any provision of this Agreement is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

9.11 Exclusive Consent to Jurisdiction.  Each of the Parties hereto: (i) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction located in the State of Delaware with respect to any and all disputes arising out of: (A) this Agreement, including the validity construction and interpretation hereof and the rights and remedies of the Parties hereunder and thereunder; (B) any of the transactions contemplated by this Agreement; and (C) any matters related to but not covered hereby; (ii) agrees that it will not commence any action, suit or proceeding relating thereto except in such courts, agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; (iii) agrees that service of process in any such suit, action or proceeding may be effected by notice by any of the means provided in Section 9.7; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by laws.

9.12 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM WITH RESPECT TO ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

9.13 Attorneys’ Fees.  The Prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement. “Prevailing Party” for purposes of this Section 9.13 includes without limitation a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

9.14 Representations and Warranties.  The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. The representations and warranties of the Company, Parent and Merger Sub contained herein expire and shall be terminated and extinguished at the Effective Time. This Section 9.14 shall have no effect upon any other obligation of the Parties, whether to be performed before or after consummation of the Merger.

9.15 Fees and Expenses.  Subject to the provisions of Section 8.4, all Transaction Costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Transaction Costs.

[Signature page follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

PARENT:	LIBERTY MEDIA CORPORATION

By /s/ Michael P. Zeisser
Name: Michael P. Zeisser
Title: Senior Vice President

MERGER SUB:	WASHINGTON MERGER SUB, INC.

By  /s/ Michael P. Zeisser
Name: Michael P. Zeisser
Title: Senior Vice President

THE COMPANY:	CELEBRATE EXPRESS, INC.

By /s/ Kevin A. Green
Name: Kevin A. Green
Title: CEO

[Signature page to Agreement and Plan of Merger]

APPENDIX B
June 26, 2008

Board of Directors
Celebrate Express, Inc.
11232-120th Ave. NE
Kirkland, WA 98033

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the shares of the common stock, par value $0.001 per share (the “Shares”), of Celebrate Express, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid to the shareholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Liberty Media Corporation (“Parent”), a wholly owned subsidiary of Parent (“Merger Sub”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms and conditions set forth therein, among other things, Merger Sub will be merged with and into the Company (the “Transaction”) and, in connection with the Transaction, each outstanding Share will (except as otherwise provided in the Agreement), be converted into the right to receive $3.90 in cash (the “Merger Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated March 25, 2008, all of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.

In the two years preceding the date of this opinion Cowen has served as financial advisor to the Company and has received fees for the rendering of such services. Pursuant to the terms of the Engagement Letter, the Company has agreed to offer to engage Cowen to serve as the Company’s exclusive financial advisor, lead lender or arranger, exclusive placement agent or lead managing underwriter in connection with certain restructuring, acquisition, disposition or financing transactions if the Company proposes to effect any such transactions.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated June 24, 2008;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the Company management;

•	certain internal financial analyses, financial forecasts (the “Company Forecasts”), reports and other information concerning the Company prepared by the management of the Company;

•	discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	the reported price and trading history of the Shares as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. We have relied upon, without independent verification, the assessment of Company management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted, nor have assumed any obligation to conduct, any physical inspection of the properties or facilities of the Company. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that the Company Forecasts provide a reasonable basis for our opinion. We express no opinion as to the Company Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company. Our opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to the shareholders of the Company. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party to be contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us in all respects material to our analysis. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the Merger Consideration.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

This opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

APPENDIX C

Revised Code of Washington
Title 23B Washington Business Corporation Act
Chapter 13 Dissenters’ Rights

23B.13.010
Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020
Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030
Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200
Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210
Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220
Dissenters’ Rights—Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230
Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240
Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250
Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260
Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270
After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300
Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310
Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D

VOTING AGREEMENT

THIS VOTING AGREEMENT dated as of June 26, 2008 (this “Agreement”), by and among Liberty Media Corporation, a Delaware corporation (“Parent”); and ARCH Venture Fund IV, LP, ARCH Entrepreneurs Fund L.P., Thesis Capital Master Fund Limited, LP, Thesis Capital, LP, and Spencer Capital Management, LLC (each, a “Shareholder” and collectively, the “Shareholders.”

RECITALS

WHEREAS, Parent, Washington Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Celebrate Express, Inc., a Washington corporation (the “Company”), concurrently with the execution of this Agreement, have entered into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may be modified or amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of Company Common Stock (other than any Excluded Shares to be cancelled pursuant to Section 2.8(c) of the Merger Agreement and any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder Beneficially (as defined below) owns certain shares of Company Common Stock;

WHEREAS, in order to induce Parent and Merger Sub to execute the Merger Agreement, each Shareholder desires to restrict the transfer or disposition of, and desires to vote, the Subject Shares (as defined below) as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (defined below) is a material condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

AGREEMENT

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1.  Agreement to Vote.  Subject to the terms and conditions hereof, each Shareholder irrevocably and unconditionally agrees that from and after the date hereof and until the earlier to occur of (a) the Effective Time and (b) 5:00 p.m. (New York time) on the date the Merger Agreement is terminated in accordance with its terms (the earlier of (a) and (b) being referred to as the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders, however called, or in connection with any written consent of the Company’s shareholders, such Shareholder will (x) appear at each such meeting or otherwise cause its Subject Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) Vote (as defined below), or cause to be Voted at such meeting, all of such Shareholder’s Subject

Shares (i) in favor of approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the Merger together with such transactions, collectively, the “Transactions”), (ii) against any action or agreement made in opposition to, or in competition with, the Merger Agreement, the Merger or the Transactions or that is intended, or could reasonably be expected to materially impede, interfere with, adversely affect or discourage the Transactions or inhibit the timely consummation of the Transactions, including, without limitation, any Acquisition Proposal, and (iii) except for the Transactions, against any Acquisition Proposal, in each case, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. For the purposes of this Agreement: “Vote” and any correlative term shall include voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 23.B.11.030(2) of the WBCA) or taking other action in favor of or against any action; and a Person “Beneficially” owns a security if such Person, directly or indirectly, through any contract, arrangement, understanding or otherwise has (A) the power to vote, or direct the vote of such security and (B) the power to dispose, or direct the disposition of such security. It is understood that this Section 1.1 obligates each Shareholder only to the extent that such Shareholder is acting in Shareholder’s capacity as a shareholder, and that the taking of any action specifically permitted by Section 5.2 of the Merger Agreement by any officer or director of the Company (in his or her capacity as such) shall not be considered a breach or violation of this Agreement.

Section 1.2.  Additional Shares.  Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock with respect to which Beneficial ownership is acquired by such Shareholder, if any, after the date hereof (such shares of Company Common Stock, “New Shares”). Each Shareholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

Section 1.3.  Restrictions on Transfer.  On and after the date hereof and until the Expiration Time, each Shareholder agrees not to, directly or indirectly, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Subject Shares, Options (as defined below) or New Shares.

Section 1.4.  Proxies.  Each Shareholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Shareholder hereby grants a proxy (“Proxy”) appointing Parent, Merger Sub and each of their designees, and each of them individually, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to be counted as present, Vote, dissent or withhold consent, or otherwise to act on behalf of such Shareholder with respect to its Subject Shares in favor of the Merger Agreement and the Transactions and otherwise in the manner contemplated by, and to give effect to, Section 1.1 hereof. The Proxy granted by each Shareholder pursuant to this Section 1.4 is, subject to the last sentence of this Section 1.4, irrevocable and is coupled with an interest, in accordance with Section 23B.07.220(4) of the WBCA, and is granted in order to secure such Shareholder’s performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. If any Shareholder fails for any reason to be counted as present, consent or Vote such Shareholder’s Subject Shares in accordance with the requirements of Section 1.1 above (or anticipatorily breaches such section), then Parent and Merger Sub shall have the right to cause to be present, consent or vote such Shareholder’s Subject Shares in accordance with the provisions of Section 1.1. The Proxy granted by each Shareholder hereunder shall supersede any prior proxy and shall not be superseded by any later proxy granted, made or purported to be granted or made by such Shareholder. The Proxy granted by each Shareholder shall terminate upon termination of this Agreement in accordance with its terms.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1.  Representations and Warranties of Shareholders.  Each Shareholder represents and warrants to Parent that:

(a) The Shareholder Beneficially owns the number of shares of Company Common Stock set forth opposite the Shareholder’s name on Exhibit A attached hereto (such shares of Company Common Stock, the “Subject Shares”), free and clear of all Liens. Except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it is a party relating to the pledge, disposition or Voting of such Subject Shares and there are no Voting trusts or Voting agreements with respect to such Subject Shares, in each case that are inconsistent with the Shareholder’s obligations herein.

(b) The Shareholder does not Beneficially own any shares of Company Common Stock other than the Shareholder’s Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company (“Options”).

(c) Except pursuant to this Agreement, the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective with respect to the Subject Shares or any New Shares.

(d) If the Shareholder is a corporation, limited liability company, partnership or other form of business entity, it is duly organized and validly existing under the laws of its jurisdiction of organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of organization.

(e) The Shareholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Shareholder enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(f) Other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Shareholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Shareholder from, any Governmental Authority, in connection with the execution and delivery of this Agreement by the Shareholder.

(g) The execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation by it of the transactions contemplated hereby will not, (i) violate, conflict with or constitute a breach of, or a default under, the certificate of formation, articles of organization, operating agreement or any comparable governing instruments of the Shareholder, if any, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any Contract to which the Shareholder is a party or by which any of its assets are bound, (iii) will not result in the creation of any Lien on any of the assets of the Shareholder or (iv) result in a violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which any of its assets are bound.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1.  Waiver of Appraisal Rights.  Each Shareholder hereby irrevocably waives any rights of appraisal or rights of dissent from the Merger that such Shareholder may have under the WBCA or otherwise.

Section 3.2.  Sales Plans.  Each Shareholder hereby agrees and covenants that, as soon as practicable after the date hereof, such Shareholder will take any and all actions reasonably necessary to suspend (until the Expiration Time) or terminate its participation in any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act to which such Shareholder is a party that relate to the Subject Shares, Options or any New Shares.

Section 3.3.  Disclosure.  Each Shareholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Shareholder’s identity and ownership of the Subject Shares and New Shares (if any) and this Agreement. Each Shareholder hereby agrees that, without the prior written consent of Parent, it shall not issue any press release or make any public statements with respect to this Agreement, the Merger Agreement, the Transactions, Parent, Merger Sub or the Company, except as may be required by applicable law or court process.

Section 3.4.  Non-Interference; Further Assurances.  Each Shareholder agrees that prior to the termination of this Agreement, it shall not take any action that would make any representation or warranty of it contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Shareholder of its obligations under this Agreement.

Section 3.5.  No Proxy Solicitations.  Each Shareholder agrees that it will not, nor will it permit any of its members or any Person under its control to, directly or indirectly: (a) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (b) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal, (c) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal, or (d) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except, with respect to clauses (a) and (b) to notify such Person as to the existence of these provisions. Each Shareholder further agrees that it shall use reasonable efforts to cause its agents and representatives (including any investment banker, attorney or accountant retained by Shareholder) to comply with this Section 3.5, and shall not authorize or permit any of them to take any action in contravention of the provisions hereof. It is understood that this Section 3.5 limits the rights of each Shareholder only to the extent that such Shareholder is acting in Shareholder’s capacity as a shareholder, and that the taking of any action specifically permitted by Section 5.2 of the Merger Agreement by any officer or director of the Company (in his or her capacity as such) shall not be considered a breach or violation of this Agreement.

Section 3.6.  No Voting Trusts.  Each Shareholder agrees that it will not, nor will such Shareholder permit any Person under its control to, deposit any of such Shareholder’s Subject Shares or New Shares (if any) in a Voting trust or subject any of such Shareholder’s Subject Shares or New Shares (if any) to any arrangement with respect to the Voting of the Subject Shares or New Shares (if any) inconsistent with this Agreement.

Section 3.7.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Shareholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholders in the voting of any of the Subject Shares, except as otherwise provided herein with respect to the Subject Shares and New Shares (if any).

ARTICLE IV

TERMINATION

Section 4.1.  Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect after the Expiration Time.

Section 4.2.  Effect of Termination.  Upon termination of this Agreement, the rights and obligations of all the parties, other than with respect to breaches occurring prior to such termination, will terminate and become void without further action by any party except for the provisions of Section 4.1, this Section 4.2 and Article V, which will survive such termination.

ARTICLE V

MISCELLANEOUS

Section 5.1.  Specific Performance.  Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law by payment of money damages. Accordingly, each party hereto agrees that injunctive relief, specific performance or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

Section 5.2.  Entire Agreement; Amendment; Waiver.  This Agreement (including the Exhibits and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 5.3.  Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by reputable overnight courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)	If to Parent:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Facsimile: (720) 875-5382

with a copy to:
Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Jeffrey R. Kesselman
Facsimile: (303) 298-0940

(b)	If to the Shareholders, to the addresses set forth on the signature pages hereto.

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand, (ii) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (iii) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

Section 5.4.  Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 5.5.  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Section 5.6.  Severability.  In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

Section 5.7.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 5.8.  Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

Section 5.9.  THIRD PARTY BENEFICIARIES.  NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

Section 5.10.  Assignment.  Neither any Shareholder nor Parent may assign any of its rights or obligations under this Agreement without (a) in the case of an assignment by a Shareholder, the prior written consent of Parent, or (b) in the case of an assignment by Parent, each Shareholder, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such assignment shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.11.  Joint Participation in Drafting this Agreement.  The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 5.12.  Expenses.  Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/ Michael P. Zeisser
Michael P. Zeisser
Senior Vice President

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SPENCER CAPITAL MANAGEMENT, LLC

By:	/s/ Kenneth H. Shubin Stein
Name:     Kenneth H. Shubin Stein
Title: Authorized Signatory
Address:

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THESIS CAPITAL MASTER FUND LIMITED, LP

By:	Thesis Capital Management, LLC

By:	/s/ Stephen Roseman
Name:     Stephen Roseman
Title: Sole Manager
Address:

THESIS CAPITAL, LP

By:	Thesis Capital Management, LLC

By:	/s/ Stephen Roseman
Name:     Stephen Roseman
Title: Sole Manager
Address:

[SIGNATURE PAGE TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

ARCH VENTURE FUND IV, LP

By:	ARCH Venture Partners IV, LLC, its General Partner

By:	/s/ Clinton W. Bybee
Name:Clinton W. Bybee
Title: Managing Director
Address: 8725 W. Higgins Rd, Suite 290
Chicago, IL 60631

ARCH Entrepreneurs Fund, L.P.

By:	ARCH Venture Partners IV, LLC, its General Partner

By:	/s/ Clinton W. Bybee
Name: Clinton W. Bybee
Title: Managing Director
Address: 8725 W. Higgins Rd, Suite 290
Chicago, IL 60631

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

SUBJECT SHARES

Spencer Capital	1,502,221
ARCH Venture Fund IV, LP	1,004,754
ARCH Entrepreneurs Fund, LP	26,442
Thesis Capital Master Fund Limited, LP	516,769
Thesis Capital, LP	112,559

CELEBRATE EXPRESS, INC.
PROXY
SPECIAL MEETING OF SHAREHOLDERS, AUGUST 28, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CELEBRATE EXPRESS, INC.
          The undersigned shareholder of record of Celebrate Express, Inc. (“Celebrate Express”) hereby acknowledges receipt of the Notice of Special Meeting of Shareholders to be held on August 28, 2008 and the proxy statement, dated August 7, 2008, and hereby appoints Kevin A. Green and Stephen Roseman, or either of them, as proxies of the undersigned (the “Proxies”), with full power of substitution, with full authority to present and vote all of the shares of Celebrate Express capital stock which the undersigned is entitled to vote at the Special Meeting of Shareholders of Celebrate Express to be held at the offices of Heller Ehrman LLP, located at 701 Fifth Avenue, Suite 6100, Seattle, Washington on August 28, 2008 at 11:00 a.m., Pacific time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by this Proxy shall be voted in the manner set forth below.

          1. Adoption of the Agreement and Plan of Merger, dated as of June 26, 2008, by and among Celebrate Express, Liberty Media Corporation, a Delaware corporation (“Liberty”), and Washington Merger Sub, Inc., a Washington corporation and an indirect wholly owned subsidiary of Liberty.

FOR	AGAINST	ABSTAIN
☐	☐	☐
          2. To approve the discretion to vote to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

FOR	AGAINST	ABSTAIN
☐	☐	☐
          3. In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
     THE CELEBRATE EXPRESS BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL MATTERS SET FORTH ABOVE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE COUNTED AS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO OTHER MATTERS.
PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

     Please date this proxy and sign your name exactly as it appears below. By signing below, you hereby revoke any proxy or proxies previously given. If the shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by an duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).
     If you receive more than one Proxy, please sign and return all such cards in the accompanying envelope.
     Please sign, date and return this Proxy today in the enclosed, pre-addressed envelope, which requires no postage if mailed in the U.S.A.
«Name»
«ShareAmounts»

, 2008

Signature	Date

, 2008

Signature (if jointly owned)	Date